Exhibit 2.1

Execution Version

AGREEMENT OF SALE AND PURCHASE

BY AND AMONG

HALCÓN ENERGY PROPERTIES, INC.,

HALCÓN OPERATING CO., INC.,

HRC OPERATING, LLC, AND

HRC ENERGY, LLC

AS SELLERS,

HALCÓN WILLISTON I, LLC AND

HALCÓN WILLISTON II, LLC, AS COMPANIES,

AND

BRUIN WILLISTON HOLDINGS, LLC

AS PURCHASER,

AND

HALCÓN RESOURCES CORPORATION,

SOLELY FOR PURPOSES OF SECTION 7.11, SECTION 7.15, SECTION 7.16, SECTION 7.17 and SECTION 12.21

July 10, 2017

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Section 12.22	No Recourse	81

EXHIBITS

Exhibit A	Leases and Company Leases
Exhibit A-1	Wells, Company Wells, Units, Company Units and Allocated Values
Exhibit B	Conveyance
Exhibit C Exhibit D	Future Wells and Future Well Locations; Allocated Values Assignment of Membership Interests
Exhibit E	Assignment of Company Excluded Assets
Exhibit F Exhibit G	Company Excluded Assets Transition Services Agreement
Exhibit H	Form of Guarantor Stockholder Consent

SCHEDULES

Schedule 1.2(d) — Part I	Contracts
Schedule 1.2(d) — Part II	Company Contracts
Schedule 1.2(e) — Part I	Surface Contracts
Schedule 1.2(e) — Part II	Company Surface Contracts
Schedule 1.2(j)	Seismic Data
Schedule 1.2(k)	Vehicles
Schedule 1.3(d)	Excluded Items
Schedule 1.4	Overhead Costs
Schedule 5.1 — Part I	Knowledge Persons of Sellers
Schedule 5.1 — Part II	Knowledge Persons of Purchaser
Schedule 5.7(a)	Party Proceedings
Schedule 5.7(b)	Non-Party Proceedings
Schedule 5.8	Taxes and Assessments
Schedule 5.9	Compliance with Laws
Schedule 5.10	Contract Matters
Schedule 5.11	Hydrocarbon Production Payments
Schedule 5.12	Governmental Authorizations
Schedule 5.13	Preference Rights
Schedule 5.14	Payout Balances
Schedule 5.15	Outstanding Capital Commitments
Schedule 5.16 Schedule 5.23	Imbalances Environmental Matters
Schedule 5.24	Suspense Funds
Schedule 5.27	Managers, Directors, Officers
Schedule 5.28 Schedule 5.29	Bank Accounts and Powers of Attorney Certain Trade Assets
Schedule 7.6	Operation of Business
Schedule 7.11	Hedging
Schedule 7.14	Available Employees
Schedule 9.4(c)	Account Information

DEFINITIONS

“1031 Assets” has the meaning set forth in Section 7.8(f).

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AEA” has the meaning set forth in the definition of Environmental Laws.

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement. For the avoidance of doubt, each of the Companies shall be deemed an Affiliate of Seller at or  prior to Closing, and an Affiliate of Purchase after the Closing.

“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(l).

“Aggregate Indemnity Deductible” has the meaning set forth in Section 11.2(c).

“Agreed Accounting Firm” has the meaning set forth in Section 9.4(b).

“Agreement” means this Agreement of Sale and Purchase.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Allocation” as the meaning set forth in Section 2.3(b). “Assets” has the meaning set forth in Section 1.2.

“Asset Taxes” means ad valorem, property, excise, sales, use, severance, production or similar taxes (including any interest, fine, penalty or additions to Tax imposed by Tax Authorities in connection with such Taxes) based upon acquisition, operation or ownership of the Combined Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise Taxes.

“Assignment of Membership Interests” means an Assignment of Membership Interests, which shall convey the Interests and shall be in the form attached hereto as Exhibit D.

“Assumed Seller Obligations” has the meaning set forth in Section 11.1.

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“Available Employee” means those employees of Seller or its Affiliates identified in Schedule 7.14 to whom Purchaser may, but shall not be obligated to, make an offer of employment.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, certificate of formation, articles of incorporation, bylaws, articles of organization, limited liability company agreement, partnership agreement, or other similar organizational documents of such entity, as any such document may be amended or modified from time to time.

“Claim Notice” has the meaning set forth in Section 11.2(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Assets” means the Company Assets and the Assets, collectively.

“Combined Properties” means the Company Properties and the Properties, collectively.

“Company” or “Companies” has the meaning set forth in the preamble hereto.

“Company Assets” means all right, title, interest and estate of each Company, in and to the following (but excluding the Company Excluded Assets):

(a)           All of the oil and gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Company Leases”), together with each and every kind and character of right, title, claim, interest and estate that either Company has in and to the lands covered by the Company Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Company Lands”);

(b)           All oil, gas, water or injection wells located on the Company Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the “Company Wells”);

(c)           All leasehold interests of the Companies in or to any currently existing pools or units which include any Company Lands or all or a part of any Company Leases or include any Company Wells, including those pools or units shown on Exhibit A-1 (the “Company Units”; the Company Units, together with the Company Leases, Company Lands, and Company Wells, being hereinafter referred to as the “Company Properties”), and including all leasehold interests of the Companies in production of Hydrocarbons from any such Company Units, whether such Company Unit production of Hydrocarbons comes from Company Wells located on or off of a Company Lease, and all tenements, hereditaments and appurtenances belonging to the Company Leases and Company Units;

(d)           All contracts, agreements and instruments by which the Company Properties or other Company Assets are bound or subject, or that relate to or are otherwise applicable to the Company Properties or other Company Assets, to the extent and only to the extent applicable to the Company Properties or other Company Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements to the extent (and only to the extent) applicable to the Company Properties or other Company Assets or the production of Hydrocarbons produced in association therewith from the Company Properties, including those identified on Schedule 1.2(d) — Part II  (collectively “Company Contracts”), and provided that “Company Contracts” shall not include the instruments constituting the Company Leases for any purpose under this Agreement and shall not include the Company Surface Contracts, as such term is defined below;

(e)           All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively “Company Surface Contracts”) used or held for use in connection with the Company Properties or other Company Assets, whether part of the premises covered by the Company Leases or Company Units or otherwise, (including those identified on Schedule 1.2(e) — Part II), but excluding any permits to the extent transfer would result in a violation of applicable Law;

(f)            All equipment, machinery, fixtures and other tangible personal property and improvements (in each case) located on the Company Properties or other Company Assets or used or held for use in connection with the Company Properties or other Company Assets (“Company Equipment”);

(g)           All flow lines, pipelines, gathering systems and appurtenances thereto located on the Company Properties or other Company Assets;

(h)           All Hydrocarbons produced from or attributable to the Company Leases, Company Lands, or Company Wells from and after the Effective Time, including all Hydrocarbons stored in tanks or pipelines attributable to the ownership and operation of the Company Assets as of the Effective Time, together with and subject to Imbalances associated with the Company Properties; and

(i)            All lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, and other books, records, data, files, and accounting records, including, but not limited to, records showing all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Company Properties held in suspense by Seller or the operator of the Company Assets as of the Closing Date, in each case to the extent related to the Company Properties or other Company Assets and in any Seller’s or their Affiliates’ possession (the “Company Records”); provided, however, that Seller may retain the copies of such Company Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, auditing purposes or such other record keeping purpose required by Law.

“Company Contracts” has the meaning set forth in the definition of Company Assets.

“Company Equipment” has the meaning set forth in the definition of Company Assets.

“Company Excluded Assets” means the rights, titles and interest of either or both Companies in and to the assets set forth on Exhibit F or which are otherwise conveyed by a Company to Sellers in accordance with the terms of this Agreement.

“Company Leases” has the meaning set forth in the definition of Company Assets.

“Company Properties” has the meaning set forth in the definition of Company Assets.

“Company Surface Contracts” has the meaning set forth in the definition of Company Assets.

“Company Units” has the meaning set forth in the definition of Company Assets.

“Company Wells” has the meaning set forth in the definition of Company Assets.

“Competing Proposal” has the meaning set forth in Section 7.17(f).

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Consent Solicitation” has the meaning set forth in Section 7.16(a).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(b).

“COPAS” has the meaning set forth in Section 1.4(b)(i).

“Counterparty” or, collectively, “Counterparties” means Wells Fargo, National Association, or its Affiliates, BMO Harris Bank, N.A., or its Affiliates, and/or Capital One Financial Corporation or its Affiliates.

“Cure Period” has the meaning set forth in Section 3.4(c).

“Debt Commitment Letter” shall mean an executed commitment letter (together with all of its respective exhibits, schedules, annexes, supplements and amendments thereto) from the applicable Debt Financing Sources, pursuant to which such Debt Financing Sources have committed to provide Purchaser the portion of the Debt Financing set forth therein.

“Debt Financing” shall mean the debt financing to be obtained by Purchaser.

“Debt Financing Sources” shall mean the lending parties pursuant to the Debt Commitment Letter and any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees, Affiliates, representatives or agents or any former, current or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative or agent of any of the foregoing.

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“DTPA” has the meaning set forth in Section 11.8(a).

“earned” has the meaning set forth in Section 1.4(b)(i).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Employee Benefit Plan” shall mean each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, termination, severance, retention or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, equity or equity-linked, retirement, savings, pension, health, dental, vision or life insurance, death benefit, retiree, welfare or other fringe benefit plan, program, agreement or arrangement, in each case, which is sponsored or maintained by the Person specified.

“Environmental Claim Date” has the meaning set forth in Section 4.3(a).

“Environmental Defect” has the meaning set forth in Section 4.3(a).

“Environmental Defect Amount” has the meaning set forth in Section 4.3(a).

“Environmental Defect Notice” has the meaning set forth in Section 4.3(a).

“Environmental Defect Properties” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means, as the same may have been amended, any federal, state, tribal, or local Law relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Materials or waste materials, (iii) the regulation of or exposure to Hazardous Materials, (iv) the cleanup, restoration, or remediation of, or other response to Hazardous Materials on, at, or migrating from, any property, or (v) responsibility for, response to, or restoration of damages (including natural resource damages) caused by

Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”); and all applicable related Law, whether local, state, tribal, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body (in each case) to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Closing or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs (in each case) to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Combined Assets or the Companies prior to the Closing.

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement among Seller, Purchaser and Escrow Agent.

“Event” has the meaning set forth in the definition of Material Adverse Effect.

“Exchange Act” has the meaning set forth in Section 7.13(a).

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Seller Obligations” has the meaning set forth in Section 11.1.

“Expense Reimbursement Amount” means an amount equal to the sum of the reasonably documented expenses incurred by Purchaser or its Affiliates in connection with (a) the negotiation, execution and performance of this Agreement and the transactions contemplated

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thereby, including expenses incurred in connection with title and environmental due diligence and (b) obtaining Purchaser’s Debt Financing, which sum shall not exceed $5,000,000.

“Filings” has the meaning set forth in Section 7.13(a).

“Final Purchase Price” has the meaning set forth in Section 9.4(b).

“Final Settlement Date” has the meaning set forth in Section 9.4(b).

“Financial Records” has the meaning set forth in Section 7.13(a).

“Financing Claim” shall mean, whether in law or in equity, whether in contract or tort or otherwise, any claim, action, proceeding or counterclaim involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated hereby, any commitment to provide the Debt Financing, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder.

“Fundamental Representations” has the meaning set forth in Section 11.2(a).

“Future Location” shall mean, for each Future Well identified on Exhibit C, the location of the proration unit or Unit for such Future Well as described in on Exhibit C, which shall  include only an existing Unit constituting part of the Combined Assets.

“Future Well” shall mean a Hydrocarbon wellbore identified on Exhibit C to be drilled after the date of this Agreement with the vertical take point or all horizontal take points as to such well are located within the formation identified for such well on Exhibit C.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, tribal, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Guarantor” has the meaning set forth in the preamble hereto.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in AEA and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“Hedging Losses” shall mean (a) all costs and expenses payable to Third Parties for entering into (or unwinding, as set forth in Section 7.11) the Hedging Transactions, and (b) all other losses, costs, expenses and liabilities payable to Third Parties to the extent arising from or attributable to the Hedging Transactions.

“Hedging Transaction” has the meaning set forth in Section 7.11(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Combined Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“incurred” has the meaning set forth in Section 1.4(b)(i).

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Indemnity Agreement” has the meaning set forth in Section 3.4(d).

“Indenture” means that certain Indenture, dated as of February 16, 2017, among Guarantor, the Notes Guarantors and U.S. Bank National Association, as trustee, relating to the Notes.

“Indenture Consent Date” has the meaning set forth in Section 7.16.

“Indenture Documents” has the meaning set forth in Section 7.16(d).

“Independent Expert” has the meaning set forth in Section 4.3(b).

“Individual Environmental Threshold” has the meaning set forth in Section 4.3(c).

“Individual Indemnity Threshold” has the meaning set forth in Section 11.2(c).

“Individual Title Threshold” has the meaning set forth in Section 3.4(l).

“Information Statement” has the meaning set forth in Section 7.15(b).

“Interests” has the meaning set forth in the Recitals.

“Lands” has the meaning set forth in Section 1.2(a).

“Law” or “Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Like-Kind Exchange” has the meaning set forth in Section 7.8(f).

“Loss” or “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding); however, excluding special, punitive, exemplary, consequential or indirect damages, except to the extent a party is required to pay such damages to a Third Party in connection with a matter for which such party is entitled to indemnification under Article 11.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that resolves the condition present at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the operations of the relevant assets and any potential additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Combined Assets, taken as a whole, or the Companies or (ii) the ability of Seller to consummate the transactions contemplated hereby. Excluded from such Events for the purposes of determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur are (A) Events resulting from the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), (D) any effect resulting from a change in Laws or regulatory policies, and (E) matters that are cured by the Closing at no cost to Purchaser or the Companies.

“Material Contracts” has the meaning set forth in Section 5.10.

“Negotiation Period” has the meaning set forth in Section 7.17(e).

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NGA” has the meaning set forth in Section 5.31.

“NORM” means naturally occurring radioactive material.

“Notes” means Guarantor’s 6.75% Senior Unsecured Notes due 2025 issued pursuant to the Indenture.

“Notes Guarantors” has the meaning set forth in Section 7.16(a).

“Notice Period” has the meaning set forth in Section 11.5(a).

“Obligations” has the meaning set forth in Section 12.21.

“Parent Guaranty” has the meaning set forth in Section 12.21.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” has the meaning set forth in Section 1.2(g).

“Phase I” or “Phase I Assessment” has the meaning set forth in Section 4.1.

“Phase II” or “Phase II Assessment” has the meaning set forth in Section 4.1.

“Pipelines” has the meaning set forth in Section 1.2(g).

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Combined Asset or any interest therein or portion thereof or any Interest as a result of or in connection with (i) the sale, assignment or other transfer of any Combined Asset or any interest therein or portion thereof or any Interest or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceeding” or “Proceedings” has the meaning set forth in Section 5.7.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(b)(ii).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.3.

“Purchaser’s Auditor” has the meaning set forth in Section 7.13(c).

“Qualified Intermediary” has the meaning set forth in Section 7.8(f).

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Recognized Environmental Conditions” has the meaning set forth in Section 4.1.

“Records” has the meaning set forth in Section 1.2(i).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS OR PURCHASER INDEMNIFIED PERSONS; AND/OR

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THIRD PARTIES OR INVITEES (IN EACH CASE, THAT ARE NOT MEMBERS OF THE SELLER INDEMNIFIED PERSONS OR THE PURCHASER INDEMNIFIED PERSONS), INCLUDING WILLFUL MISCONDUCT; OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, IN, ON, UNDER OR WITH RESPECT TO PURCHASER’S PROPERTY OR ANY SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS) OR THE PREMISES THERETO OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY WHETHER CHARTERED, LEASED, OWNED, FURNISHED OR PROVIDED BY ANY OF THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” shall mean any liabilities of Seller or its Affiliates (i) to employees of Seller or its Affiliates arising under the Worker Adjustment Retraining Notification Act of 1988 as a result of actions taken by Seller or its Affiliates at or prior to the Closing, (ii) arising out of claims by employees of Seller or its Affiliates with respect to events that occur prior to the Closing and that relate to their employment with, or the terminations of their employment from, Seller or its Affiliates, (iii) with respect to employees of Seller or its Affiliates arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is sponsored by, contributed to, or maintained by, Seller or its Affiliates, or (iv) arising under

ERISA for which Purchaser may have any liability under ERISA solely as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall impose any Losses on Sellers or their Affiliates arising out of or attributable to Purchaser’s selection and employment offer process described in Section 7.14 with respect to any claim of discrimination by Purchaser or its Affiliates or any breach of a legal requirement (in each case) in connection with such selection and offer process by Purchaser or its Affiliates and all such Losses shall remain with Purchaser and its Affiliates.

“Scheduled Closing Date” has the meaning set forth in Section 9.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the preamble hereto.

“Seller I” has the meaning set forth in the preamble hereto.

“Seller II” has the meaning set forth in the preamble hereto.

“Seller III” has the meaning set forth in the preamble hereto.

“Seller IV” has the meaning set forth in the preamble hereto.

“Seller Hedging Party” has the meaning set forth in Section 7.11(a).

“Seller Indemnified Persons” has the meaning set forth in Section 11.4.

“Sellers” has the meaning set forth in the preamble hereto.

“Seller Operated Assets” means Combined Assets operated by a Seller or an Affiliate of a Seller.

“Seller Taxes” any liability of any Seller, or otherwise imposed on the Combined Assets or with respect to the business of any Seller, in respect of any Tax, including without limitation any liability of any Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding any Asset Taxes to the extent specifically allocated to Purchaser pursuant to Section 7.8(a).

“Soft Consent” means any consent or approval required in connection with the transfer of any Assets or the Interests which do not, by their express terms, (a) render the assignment or the underlying interest void or voidable or (b) terminates or gives the holder thereof the right to terminate, the underlying Combined Asset or interest therein or any Interest, (in each case) if the consent is not obtained in connection with the sale or conveyance of the Assets or the Interests, other than any consent or approval that is not required prior to the assignment of the Assets or the Interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies, or any consent of, notice to, filing with, or other action by any Governmental Body or tribal authority).

“Stockholder Consent” has the meaning set forth in Section 10.1(f).

“Stockholder Proceedings” has the meaning set forth in Section 8.1(c).

“Subject Unit” means any Unit or Company Unit.

“Subject Well” means any Well, Company Well or Future Well.

“Superior Proposal” has the meaning set forth in Section 7.17(g).

“Superior Proposal Agreement” has the meaning set forth in Section 7.17(e).

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Suspended Funds” has the meaning set forth in Section 12.20.

“Target Consent Date” has the meaning set forth in Section 10.1(f).

“Target Provisions” has the meaning set forth in Section 7.16(a).

“Tax” or “Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” means any revenue, or fiscal governmental, state, community, municipal or regional authority, body or Person authorized or empowered to impose, administer or collect any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Termination Fee” means an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Termination Intent Notice” has the meaning set forth in Section 7.17(e).

“Third Party” means a Person other than a Party or its Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.5(a).

“Title Benefit” has the meaning set forth in Section 3.2.

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(d).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Title Expert” has the meaning set forth in Section 3.4(k).

“Trade Assets” has the meaning set forth in Section 5.29(b).

“Transaction Documents” means (a) this Agreement, (b) the Conveyances and the Assignment of Membership Interests, (c) the Confidentiality Agreement and (d) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the parties (or their Affiliates) pursuant to or in connection with any of the foregoing on or prior to the Closing Date.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer (directly or indirectly) of any Combined Asset or any interest therein or any Interest; provided, however, that “Transfer Requirement” shall not include (i) any Soft Consent, or (ii) any consent of, notice to, filing with, or other action by any Governmental Body or tribal authority in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Transition Services Agreement” means that certain Transition Services Agreement between Seller and Purchaser dated as of the Closing Date, in substantially the form attached hereto as Exhibit G.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to an in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Units” has the meaning set forth in Section 1.2(c).

“Wells” has the meaning set forth in Section 1.2(b).

“Williston I” has the meaning set forth in the preamble hereto.

“Williston II” has the meaning set forth in the preamble hereto.

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase is executed on July 10, 2017, by and among Halcón Energy Properties, Inc., a Delaware corporation (“Seller I”), Halcón Operating Co., Inc., a Texas corporation (“Seller II”), HRC Operating, LLC , a Colorado limited liability company (“Seller III”), and HRC Energy, LLC, a Colorado limited liability company (“Seller IV”, and together with Seller I, Seller II, Seller III, the “Sellers”, and each individually, a “Seller”), Halcón Williston I, LLC, a Texas limited liability company (“Williston I”), Halcón Williston II, LLC, a Texas limited liability company (“Williston II”, and collectively with Williston I, the “Companies”, and each individually, a “Company”), and Bruin Williston Holdings, LLC, a Delaware limited liability company (“Purchaser”) and solely for purposes of Section 7.11, Section 7.15, Section 7.16, Section 7.17 and Section 12.21, Halcón Resources Corporation, a Delaware corporation (“Guarantor”).

RECITALS

A.                                    Sellers own certain interests in the Assets as more fully described in Section 1.2 and the exhibits hereto.

B.                                    Seller I owns 100% of the issued and outstanding membership interests in the Companies (the “Interests”).

C.                                    Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the properties and rights of Sellers hereafter described (including the Interests), in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.1                                   Purchase and Sale.  At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers agrees to sell, transfer and convey the Assets and the Interests to Purchaser, and Purchaser agrees to purchase, accept and pay for the Assets and the Interests, and to assume the Assumed Seller Obligations.

Section 1.2                                   Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all right, title, interest and estate of Sellers, in and to the following (but excluding the Excluded Assets and excluding Company Assets and Company Excluded Assets):

(a)                                 All of the oil and gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Leases”), together with each and every kind and character of right, title, claim, interest and estate that Sellers have in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)                                 All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A-1 attached hereto (collectively, the “Wells”);

(c)                                  All leasehold interests of Sellers in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands, and Wells, being hereinafter referred to as the “Properties”), and including all leasehold interests of Sellers in production of Hydrocarbons from any such Units, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)                                 All contracts, agreements and instruments by which the Properties or other Assets are bound or subject, or that relate to or are otherwise applicable to the Properties or other Assets, to the extent and only to the extent applicable to the Properties or other Assets, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements to the extent (and only to the extent) applicable to the Properties or other Assets or the production of Hydrocarbons produced in association therewith from the Properties, including those identified on Schedule 1.2(d) — Part I (collectively “Contracts”), provided that “Contracts” shall not include the instruments constituting the Leases for any purpose under this Agreement and shall not include the Surface Contracts, as such term is defined below;

(e)                                  All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (collectively “Surface Contracts”) used or held for use in connection with the Properties or other Assets, whether part of the premises covered by the Leases or Units or otherwise, (including those identified on Schedule 1.2(e) — Part I), but excluding any permits to the extent transfer would result in a violation of applicable Law;;

(f)                                   All equipment, machinery, fixtures and other tangible personal property and improvements (in each case) located on the Properties or other Assets or used or held for use in connection with the Properties or other Assets (“Equipment”);

(g)                                  All flow lines, pipelines, gathering systems and appurtenances thereto located on the Properties or other Assets, including those identified on (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h)                                 All Hydrocarbons produced from or attributable to the Leases, Lands, or Wells from and after the Effective Time, including all Hydrocarbons stored in tanks or pipelines attributable to the ownership and operation of the Assets as of the Effective Time, together with and subject to Imbalances associated with the Properties;

(i)                                     All lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, and other books, records, data, files, and accounting records (including Asset Tax records relating to the Combined Assets), including, but not limited to, records showing all funds payable to owners of working interests (including Asset Tax records relating to the Combined Assets) royalties and overriding royalties and other interests in the Properties held in suspense by any of the Sellers or their Affiliates as of the Closing Date, in each case to the extent related to the Properties or other Assets and in any of the Sellers’ or their Affiliates’ possession (the “Records”); provided, however, that Sellers may retain copies of such Records as Sellers have reasonably determined may be required for existing litigation, tax, accounting, auditing purposes or such other record keeping purpose required by Law;

(j)                                    To the extent transferable, and subject to payment by Purchaser of all third party transfer and license fees, all geological and geophysical data (including all seismic data, as well as reprocessed data) related exclusively to the Properties, including those items identified in Schedule 1.2(j); and

(k)                                 All vehicles identified on Schedule 1.2(k).

Section 1.3                                   Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby the following (collectively, subject to such exclusion, the “Excluded Assets”):

(a)                                 except to the extent necessary to satisfy Sellers’ obligations under Section 7.1, (i) all corporate, financial, income and franchise tax and legal records of Sellers that relate to Sellers’ business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to Excluded Assets, (iii) any records retained by Sellers pursuant to Section 1.2(i), (iv) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (v) attorney-client privileged communications and work product of any of the Sellers’ or any of Sellers’ Affiliates’ legal counsel (other than title opinions), (vi) reserve studies and evaluations, (vii) records relating to the marketing, negotiation, and consummation of the sale of the Assets and (viii) copies of any other Records retained by Sellers pursuant to Section 1.5;

(b)                                 except to the extent relating to any Assumed Seller Obligation, all rights to any refund and any other rights, titles, claims and interests related to the Excluded Seller Obligations or Taxes or other costs or expenses borne by Sellers or Sellers’ predecessors in interest and title attributable to periods prior to the Effective Time;

(c)                                  Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers’ business generally;

(d)                                 those items listed in Schedule 1.3(d);

(e)                                  all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, except to the extent (i) relating to any Assumed Seller Obligation or (ii) an adjustment to the Purchase Price is made therefor under Section 2.2;

(f)                                   all exchange traded futures contracts and over-the-counter derivative contracts of Sellers and Guarantor as to which any of the Sellers or Guarantor has an open position as of the Closing Date, other than Hedging Transactions entered into in accordance with Section 7.11;

(g)                                  all right, title and interest of Sellers in and to vehicles used in connection with the Assets other than those identified on Schedule 1.2(k);

(h)                                 all rights, titles, claims and interests of any of the Sellers or any Affiliate of Sellers (i) to or under any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(i)                                     subject to Section 12.5, any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with any of the Sellers or any Affiliate of Sellers or any business of any of the Sellers or of any Affiliate of Sellers;

(j)                                    all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by any of the Sellers or any of their Affiliates, to the extent an adjustment to the Purchase Price is made therefor under Section 2.2;

(k)                                 all geological and geophysical data (including all seismic data, as well as reprocessed data) related to the Combined Assets to the extent not transferable (directly or indirectly) without payment of a fee or other penalty (unless Purchaser has agreed in writing to pay such fee or other penalty);

(l)                                     except to the extent relating to any Assumed Seller Obligation, any payments made by co-working interest owners which are received by or credited to any of the Sellers or any of their Affiliates under any applicable joint operating agreement and are attributable to periods prior to the Effective Time; and

(m)                             all Retained Assets not conveyed to Purchaser pursuant to Section 7.7 and any Property excluded pursuant to Section 3.4(d)(iii), Section 4.1 or Section 4.3(b).

Section 1.4                                   Effective Time; Proration of Costs and Revenues.

(a)                                 Subject to Section 1.5, possession of the Assets and the Interests shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets and Interests shall be transferred and assumed effective as of 7:00 A.M., local time, where the respective Combined Assets are located, on June 1, 2017 (the “Effective Time”), as described below.

(b)                                 Purchaser shall be entitled to the allocable share of all Hydrocarbon production allocable to the Combined Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Combined Assets at or after the Effective Time, and Purchaser shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.  Sellers shall be entitled to their (and the Companies’) allocable share of all Hydrocarbon production from or attributable to the Combined Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Combined Assets prior to the Effective Time, and Sellers shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time, subject to the provisions of Section 9.4.

(i)                                     As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable.

(ii)                                  As used in this Agreement, the term “Property Costs” means all costs payable by Seller or its Affiliates to Third Parties or any Seller (or any of its Affiliates) acting as operator of any of the Combined Assets (in each case) that are attributable to the ownership, development, exploration or operation of the Combined Assets (including without limitation Asset Taxes, but excluding any other Taxes) and capital expenditures payable by Seller or its Affiliates to Third Parties or to any Seller acting as operator of any of the Combined Assets (in each case) incurred in the ownership, development, exploration or operation of the Combined Assets; provided that the term “Property Costs” shall include only those costs that are net to the interests of Sellers and/or the Companies and shall not include (A) any Losses for which Sellers have agreed to indemnify, defend or hold harmless any Purchaser Indemnified Person pursuant to this Agreement, (B) any costs associated with any debt for borrowed money of Sellers or any of their Affiliates (including the Companies), (C) any costs associated with any Title Defect or any Environmental Defect, (D) any insurance costs incurred by any Sellers or any of Sellers’ Affiliates, (E) any overhead or general and administrative costs and expenses of any Seller or any of its Affiliates, (F) any Losses attributable to personal injury or death, property damage (including damage to the environment) or violation of any Law (including any Environmental Law), (G) any costs with respect to Imbalances, or (H) any obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Combined Assets, including those held in suspense.

(iii)                               For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.  For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (x) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Combined Properties when such Hydrocarbons are placed into the storage facilities and (y) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Combined Properties when such

Hydrocarbons pass through the delivery point sales meters on the pipelines through which they are transported.

(iv)                              Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Sellers shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment. Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5                                   Delivery and Maintenance of Records.  Sellers shall deliver electronic copies of the Records and Company Records to Purchaser within ten (10) Business Days following Closing. Other than any Records or Company Records retained by any of the Sellers pursuant to Section 1.2(i), Purchaser shall be entitled to all original Records and Company Records maintained by any of Sellers or any of their Affiliates, which shall be delivered by Sellers to Purchaser within ten (10) Business Days following the termination of the Transition Services Agreement. Sellers shall be entitled to keep copies of all Records and Company Records. Purchaser shall preserve the Records and Company Records for a period of three (3) years following the Closing and will allow Sellers and their respective representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records and Company Records in order for a Seller to comply with a Tax reporting obligation or Tax dispute.  Any such access shall be at the sole cost and expense of such Seller. Unless otherwise consented to in writing by Sellers for a period of three (3) years following the Closing Date, Purchaser shall not and shall cause its Affiliates, its permitted transferees, designees and assigns hereunder not to destroy, alter or otherwise dispose of the Records or Company Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Sellers and offering to surrender to Sellers the Records and Company Records or such portions thereof.

ARTICLE 2
PURCHASE PRICE

Section 2.1                                   Purchase Price.  The purchase price for the Assets and the Interests shall be a total of One Billion Four Hundred Million Dollars ($1,400,000,000) (collectively, the “Purchase Price”). The Purchase Price shall be adjusted as provided in Section 2.2.

Section 2.2                                   Adjustments to Purchase Price.  The Purchase Price for the Assets and the Interests shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the “Adjusted Purchase Price”:

(a)                                 Reduced by the aggregate amount of the following proceeds received by Sellers and/or its Affiliates between (and including) the Effective Time and the Closing Date (with the period between (and including) the Effective Time and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Sellers and/or their Affiliates by the purchaser of production) attributable to or allocable to the Combined Assets during the Adjustment Period, and (ii) other proceeds earned and received by Sellers or their Affiliates with respect to the Combined Assets during the Adjustment Period;

(b)                                 Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(c)                                  (i) If Sellers make the election under Section 3.4(d)(i) with respect to a Title Defect, subject to the Individual Title Threshold and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing (or if not determined prior to Closing by the Title Defect Amount asserted in good faith by Purchaser) and (ii) increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing (or if not determined prior to Closing by the Title Benefit Amount asserted in good faith by Sellers);

(d)                                 Increased by the amount of all Property Costs attributable to the ownership and operation of the Combined Assets which are paid by Sellers and/or a Company and incurred during the Adjustment Period (including any overhead costs under Schedule 1.4 deemed charged to the Combined Assets with respect to the Adjustment Period even though not actually paid) (net, however, to the collective interest of Sellers and Companies in the Combined Assets), except any Property Costs already deducted in the determination of proceeds in Section 2.2(a);

(e)                                  Reduced by the amount of all Property Costs attributable to the ownership and operation of the Combined Assets which are paid by Purchaser and incurred prior to the Adjustment Period except any Property Costs already deducted in the determination of proceeds in Section 2.2(f);

(f)                                   Increased by the aggregate amount of the following proceeds received by Purchaser or the Companies or their Affiliates (in each case) after the Adjustment Period: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties, working interest or other interest owner payments or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Purchaser or Companies by the purchaser of production) produced from or attributable to the Combined Properties prior to the Effective Time, and (ii) other proceeds earned and received by Purchaser or the Companies or their Affiliates (with respect to the Companies, to the extent received after Closing) with respect to the Combined Assets prior to the Effective Time;

(g)                                  Reduced to the extent provided in Section 3.4(d)(iii) for any Combined Properties excluded pursuant to Section 3.4(d)(iii) and reduced to the extent provided in Section 4.3 for Environmental Defects;

(h)                                 Reduced to the extent provided in Section 3.5 in connection with a casualty loss;

(i)                                     Increased or reduced as mutually agreed upon in writing prior to Closing by Sellers and Purchaser;

(j)                                    Increased by the value of the amount of any and all Hydrocarbons stored in tanks attributable to the ownership and operation of the Combined Assets that belong to Sellers and/or a Company as of the Effective Time (which value shall be computed by Sellers at the applicable third-party contract prices for the month of May 2017 for such stored Hydrocarbons);

(k)                                 (x) Reduced by the product obtained by multiplying the aggregate amount of negative gas Imbalances by $3.00 per MMBtu; and (y) increased by the product obtained by multiplying the aggregate amount of positive gas Imbalances by $3.00 per MMBtu;

(l)                                     (x) Reduced by the product obtained by multiplying the aggregate amount of negative crude oil Imbalances by $50 per Bbl; and (y) increased by the product obtained by multiplying the aggregate amount of positive crude oil Imbalances by $50 per Bbl;

(m)                             Reduced by amounts held in suspense by Sellers and/or its Affiliates that are payable to owners of working interests, royalties and overriding royalties and other interests in the Combined Assets

(n)                                 Increased or reduced by any other amounts provided for under this Agreement;

(o)                                 Increased by the amount, in accordance with the relevant operating or unit agreement, if any, of all overhead costs charged to the Combined Assets under the relevant operating or unit agreement, if any, and regardless of whether charged by an Affiliate of a Seller or by a third party, or, if none, the amounts shown under Schedule 1.4 (net, however, to the collective interest of Sellers and Companies in the Combined Assets);

(p)                                 Increased by all out-of-pocket amounts paid by any Seller Hedging Party in connection with any Hedging Transaction between the date of this Agreement and Closing;

(q)                                 Reduced by all proceeds received by any Seller Hedging Party under any Hedging Transaction between the date of this Agreement and Closing;

(r)                                    Reduced by an amount, if any, equal to any amounts collected from co-working interest owners by any Seller or its Affiliates, in such Person’s capacity as operator of any of the Combined Assets, as advance payments for use in approved development and/or operations of the Combined Assets, solely to the extent such advanced amounts have not been spent by any Seller or its Affiliates as of the Closing; and

(s)                                   Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to (i) Hydrocarbon production from or attributable to the Combined Properties during the Adjustment Period, and (ii) the value of other income, proceeds, receipts and credits earned with respect to the Combined Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Combined Assets which are incurred during the Adjustment Period.

Section 2.3                                   Allocation of Purchase Price.

(a)                                 The Allocated Values attributable to the Combined Assets are contained in Exhibit A-1 and Exhibit C. Purchaser shall be responsible for assigning the Allocated Values included on Exhibit A-1 and Exhibit C, subject to Sellers’ right to review the Allocated Values for reasonableness.

(b)                                 The Purchase Price (plus Assumed Seller Obligations, to the extent properly taken into account under the Code), shall be allocated among the Combined Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  The Allocation shall be prepared in a manner consistent with the Allocated Values and shall be delivered by Purchaser to Sellers thirty (30) days after determination of the Final Purchase Price pursuant to Section 9.4(b) for Sellers’ approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Sellers and Purchaser shall work in good faith to resolve any disputes relating to the Allocation.  If Sellers and Purchaser are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Purchaser and Sellers, the costs of which shall be borne by equally.  If the Purchase Price is adjusted, the Allocation shall be adjusted as mutually agreed by Purchaser and Sellers. Purchaser and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation.  Neither Purchaser nor Sellers shall take any Tax position inconsistent with such Allocation and neither Purchaser nor Sellers shall agree to any proposed adjustment to the Allocation by any Tax Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Sellers from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Purchaser nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation.

Section 2.4                                   Deposit.  A deposit in the amount of One Hundred Forty Million Dollars ($140,000,000.00) (together with all interest earned thereon, the “Deposit”) shall be paid, on or before the 2nd Business Day following the execution of this Agreement, by Purchaser, by wire transfer to the Escrow Agent in immediately available funds.  If Purchaser fails to make the Deposit within the time period specified in the immediately preceding sentence, Sellers shall have the right thereafter to terminate this Agreement upon written notice to Purchaser.  The Escrow Agent shall hold the Deposit pursuant to the Escrow Agreement.  The Deposit shall be credited to the Purchase Price to be paid by Purchaser at the Closing.  The Parties shall provide written instructions to the Escrow Agent to deliver the Deposit to Sellers in the event the transaction contemplated hereby is not consummated in accordance with the terms hereof; provided, however, if the transaction contemplated hereby is not consummated due to material breach of Sellers’ representations, warranties or obligations hereunder, the failure of the conditions precedent to the obligations of Purchaser in Section 8.2 to be satisfied, or due to Purchaser’s termination of this Agreement in accordance with Section 10.1(b)(ii) or Section 10.1(d), then the Parties shall provide written instructions to the Escrow Agent to pay the full amount of the Deposit to Purchaser in readily available funds.

ARTICLE 3
TITLE MATTERS

Section 3.1                                   Sellers’ Title.

(a)                                 Except for the special warranty of title as set forth in the Conveyance and except for Purchaser’s rights under this Agreement for any breach by Sellers of their representations, warranties or covenants contained herein, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SELLERS’ TITLE TO ANY OF THE COMBINED ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT, WITH RESPECT TO ANY OF THE COMBINED ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE 3.

(b)                                 Except for the special warranty of title to be contained in the assignment and conveyance documents substantially in the form attached hereto as Exhibit B to be delivered by Sellers to Purchaser at Closing (the “Conveyance”) and except for Sellers’ express representations, warranties or covenants contained herein, there shall be no warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Assets.

Section 3.2                                   Definitions of Title Matters.  As used in this Agreement, the term “Defensible Title” means that record or beneficial title of Sellers (and/or the Companies, as applicable) with respect to the Combined Properties, except for and subject to Permitted Encumbrances, that:

(a)                                 Entitles Sellers (and/or the Companies, as applicable) to receive an interest (expressed as a percentage or decimal fraction) of the Hydrocarbons produced, saved and marketed from any Subject Well as applicable shown in Exhibit A-1 or Exhibit C, as applicable (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit A-1 or Exhibit C, as applicable, for such Subject Well, as applicable, except (solely to the extent that such actions do not cause a breach of Sellers’ covenants under Section 7.6 during the interim period between the date of this Agreement and the Closing Date) for decreases in connection with those operations in which Sellers (and/or the Companies, as applicable) may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, and decreases required to allow other working interest owners to make up past underproduction of Hydrocarbons or pipelines to make up past under deliveries of Hydrocarbons, and except as otherwise expressly stated in such Exhibit A-1 or Exhibit C;

(b)                                 Obligates Sellers (and/or the Companies, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Subject Well as applicable shown in Exhibit A-1 or Exhibit C, as applicable, not greater than the “working interest” percentage shown in Exhibit A-1 or Exhibit C as applicable, for such Subject Well, as applicable, except as stated in Exhibit A-1 or Exhibit C and except (solely to the extent that such actions do not cause a breach of Sellers’ covenants under Section 7.6) for increases resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements, and except for increases that are accompanied by at least a proportionate increase in Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest; and

(c)                                  Is free and clear of liens, security interests, pledges, defects of title and other encumbrances.

As used in this Agreement, the term “Title Defect” means the failure of Sellers and the Companies to have Defensible Title in and to the Subject Wells, as applicable, shown in Exhibit A-1 or Exhibit C, as applicable, as of the Effective Time and the Closing. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)                                     defects based solely on (1) lack of information in Sellers’ files, or (2) references to a document(s) if such document(s) is not in Sellers’ files (in each case) so long as such information or documents(s) is available in the applicable county records or other records of Governmental Bodies;

(ii)                                  defects arising out of lack of corporate or similar entity authorization unless Purchaser provides affirmative written evidence that the action was not authorized and results in another Person’s superior claim of title;

(iii)                               defects based on failure to record Leases or Company Leases issued by any local, state or federal Governmental Body, or any assignments of such Leases or Company Leases, in the real property, conveyance or other records of the county in which such Combined Property is located unless Purchaser provides affirmative evidence that such failure would result in another Person’s superior claim of title;

(iv)                              defects based on a gap in Sellers’ or any of the Company’s chain of title in the county records as to fee Leases or Company Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(v)                                 defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(vi)                              defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in another Person’s superior claim of title; and

(vii)                           defects that have been cured by applicable Laws of limitation or prescription.

As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers (or the Companies, as applicable) in any Subject Well, as applicable shown on Exhibit A-1 or Exhibit C, without causing a greater than proportionate increase in Sellers’ (or the Companies’ as applicable) working interest above that shown in Exhibit A-1 or Exhibit C as of the Effective Time.

Section 3.3                                   Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)                                 Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other similar burdens on production, to the extent that any such burden does not reduce Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest below that shown in Exhibit A-1 and/or Exhibit C, as applicable, or increase Sellers’ (or the Companies’, as applicable) working interest above that shown in Exhibit A-1 and/or Exhibit C, as applicable, without a proportionate increase in Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest;

(b)                                 The terms and provisions of all Leases (or the Company Leases, as applicable), Contracts, Company Contracts, Surface Contracts, Company Surface Contracts, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to or affecting the Combined Assets, (in each case) to the extent that they do not, individually or in the aggregate, (i) reduce Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest below that shown in Exhibit A-1 and/or Exhibit C, as applicable, (ii) increase Sellers’ (and/or the Companies’, as applicable) working interest above that shown in Exhibit A-1 and/or Exhibit C, as applicable, without a proportionate increase in Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest, (iii) materially impair, or have a material adverse effect on, the ownership or operation of the Wells (as currently owned and operated) or (iv) with respect to Future Wells only, prevent the drilling and development thereof as such Future Wells are currently planned to be developed in accordance with Exhibit C;

(c)                                  Preference Rights applicable to this or any future transaction;

(d)                                 Transfer Requirements and other required consents, approvals and notices that may be required to transfer any of the Assets applicable to this or any future transaction;

(e)                                  Liens for current Taxes or assessments not yet delinquent;

(f)                                   Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent (including any amounts being withheld as provided by Law) and that will be paid in the ordinary course of business;

(g)                                  All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Combined Assets or interests therein pursuant to this or to any future transaction if they are not required prior to the sale or conveyance or are not customarily obtained prior to the sale or conveyance (including consents from state agencies, or any consent of, notice to, filing with, or other action by any Governmental Body or tribal authority);

(h)                                 To the extent not currently triggered, rights of notice or reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest;

(i)                                     Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (ii) reduce Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest below that shown in Exhibit A-1 and/or Exhibit C, as applicable, (iii) increase Sellers’ (and/or the Companies’, as applicable) working interest above that shown in Exhibit A-1 and/or Exhibit C, as applicable, without a proportionate increase in Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest or (iii) with respect to Future Wells only, prevent the drilling and development thereof as such Future Wells are currently planned to be developed in accordance with Exhibit C;

(j)                                    Calls on Hydrocarbon production under existing Contracts or Company Contracts, as applicable that are listed on Schedule 1.2(d);

(k)                                 All rights reserved to or vested in any Governmental Body to control or regulate any of the Combined Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)                                     Any matter expressly identified as a Permitted Encumbrance on Exhibit A-1 or Exhibit C;

(m)                             Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially impair or have a material adverse effect on the ownership or use, or with respect to Future Wells only, prevent the development, of the affected Combined Asset, in each case, as such Combined Asset is currently owned or used (or, with respect to Future Wells, as such Future Wells are currently planned to be developed in accordance with Exhibit C), or which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce

Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest below that shown in Exhibit A-1 and/or Exhibit C, as applicable, or increase Sellers’ (and/or the Companies’, as applicable) working interest above that shown in Exhibit A-1 and/or Exhibit C, as applicable, without a proportionate increase in Sellers’ (and/or the Companies’, as applicable) Net Revenue Interest, nor with respect to Future Wells only, prevent the drilling and development thereof in accordance with Exhibit C;

(n)                                 Imbalances associated with the Assets;

(o)                                 Liens granted under applicable joint operating agreements and other similar agreements;

(p)                                 The matters disclosed in Schedules 5.7(a) and 5.7(b);

(q)                                 Any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, employment or child support Laws; and

(r)                                    Any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived in writing by Purchaser.

Section 3.4                                   Notice of Title Defect Adjustments.

(a)                                 To assert a claim of a Title Defect, Purchaser must deliver written claim notices to Sellers (each a “Title Defect Notice”) on or before August 29, 2017, at 5:00 p.m. C.D.T. (the “Title Claim Date”); provided, however, that Purchaser agrees that it shall use its commercially reasonable efforts to furnish Sellers once every calendar week until the Title Claim Date with a preliminary Title Defect Notice if any officer of Purchaser or any of its Affiliates discovers or learns of any Title Defect during the previous one (1) week period, which notice may be supplemented prior to the Title Claim Date.  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) Subject Units and/or Subject Wells, as applicable in Exhibit A-1 and/or Exhibit C affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of and extent of the alleged Title Defect(s) and the amount by which the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. The burden of proof regarding the existence of any Title Defect shall always remain with Purchaser. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR PURCHASER’S RIGHTS UNDER THIS AGREEMENT FOR ANY BREACH BY SELLERS OF THEIR REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED HEREIN, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO ASSERT TITLE DEFECTS OF WHICH EACH SELLER HAS NOT BEEN GIVEN A TITLE DEFECT NOTICE ON OR BEFORE THE TITLE CLAIM DATE. For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Subject Well, as applicable in Section 2.3 and/or Exhibits A-1 and C as prepared by Purchaser and reviewed for reasonableness by Sellers.

(b)                                 Sellers shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Subject Units or Subject Wells, as applicable in Exhibit A-1 or Exhibit C affected, (iii) the Allocated Values of the Subject Units or Subject Wells in Exhibit A-1 or Exhibit C subject to such Title Benefit, and (iv) the amount by which Sellers reasonably believe the Allocated Value of those Subject Units or Subject Wells, as applicable is increased by the Title Benefit, and the computations and information upon which Sellers’ belief is based.

(c)                                  Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove Title Defects at any time prior to Closing (the “Cure Period”), and unless the parties otherwise agree, any Title Defects of which Sellers have been advised in writing by Purchaser.  Except for Purchaser’s rights under this Agreement for any breach by Seller of its representations, warranties or covenants contained herein, any asserted Title Defects which are cured within the Cure Period or waived or deemed waived by Purchaser shall be deemed Permitted Encumbrances hereunder.

(d)                                 Remedies for Title Defects.  In the event that any Title Defect is not waived in writing by Purchaser or cured on or before Closing, Sellers shall elect to have one of the following remedies apply:

(i)                                     subject to the Individual Title Threshold and the Aggregate Defect Deductible, have the Purchase Price reduced by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) by Purchaser and Sellers as being the value of such Title Defect, taking into consideration the Allocated Value of the Combined Property subject to such Title Defect, the portion of the Combined Property subject to such Title Defect and the legal effect of such Title Defect on the Combined Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination;

(ii)                                  to the extent that Purchaser consents in writing (which consent may be made in Purchaser’s sole discretion), indemnify Purchaser against all liability, loss, cost and expense resulting from such Title Defect pursuant to an indemnity agreement (the “Indemnity Agreement”) in the form mutually agreed to by the parties; or

(iii)                               retain the entirety of the Title Defect Property (or, if such Title Defect Property is a Company Property, convey such Company Property to Sellers in accordance with Section 7.10), together with all associated Combined Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Combined Property; provided, however that Sellers can only select the remedy set forth in this Section 3.4(d)(iii) to the extent that either (i) the Title Defect asserted is based on the reasons described in Section 3.2(c)(i), regardless of the asserted or alleged Title Defect Amount related thereto, or (ii) the asserted Title Defect Amount with respect to such Title Defect Property exceeds 80% of the Allocated Value of such Title Defect Property.  Thereafter, Sellers, at their option (not obligation), shall have 180 days after Closing in which to cure the Title Defect with respect to such retained Combined Properties.  Any Combined Property so held back from the initial Closing, if cured to Purchaser’s reasonable satisfaction, will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Combined Property) within ten (10) days following the date that the Title Defect is cured, at which time Purchaser shall pay to Sellers the full Allocated Value of the Combined Property (as adjusted pursuant to Section 2.2 to the extent applicable to such Combined Property), and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties.  An election to delay the Closing with respect to any such Combined Property pursuant to this (iii) shall not waive Sellers’ right to dispute the existence of a Title Defect or to contest the Title Defect Amount asserted with respect thereto.  In the event that Sellers are unable to cure the Title Defect within 180 days of the initial Closing, then Sellers shall, at their sole election, select one of the two remedies set forth in subsection (i) or (ii) above (subject to obtaining Purchaser’s consent with respect to the remedy set forth in subsection (ii) above).  Should Sellers’ choice ultimately lead to application of Section 3.4(k), the Title Expert shall be selected within fifteen (15) Business Days of the end of this 180 day cure period.  All other provisions of Section 3.4(k) shall apply as written.

In the event Sellers select the remedy set forth in subsection (i) above, and Purchaser and Sellers are unable to agree on the Title Defect Amount, the affected Combined Assets will nevertheless be conveyed to Purchaser at Closing with the reduction in the Purchase Price for such Title Defect to be the Title Defect Amount asserted by Purchaser in good faith, subject to the parties’ right to a subsequent adjustment in the Purchase Price for such Title Defect as may result under the provisions of Section 3.4(k), or as may otherwise be agreed to by the parties.

(e)                                  With respect to each Subject Well, as applicable in Exhibit A-1 or Exhibit C affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Subject Well, as applicable in Exhibit A-1 or Exhibit C caused by such Title Benefits, as determined pursuant to Section 3.4(j).

(f)                                   Except with regard to Purchaser’s rights under this Agreement for any breach by any of the Sellers of their representations, warranties or covenants contained herein, Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a) and Section 3.4(e) shall be the exclusive right and remedy of Sellers with respect to Title Benefits asserted by Sellers pursuant to Section 3.4(b). Notwithstanding anything stated in this Agreement to the contrary, any recovery of damages with respect to any such breaches by Sellers of their representations, warranties or covenants contained herein shall be without duplication of any Title Defect Amounts for any Title Defect which Purchaser asserted under Section 3.4(a) and Purchaser shall be bound by the provisions of Section 7.3 with respect to any such breaches of such representations, warranties and covenants, if applicable.

(g)                                  The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)                               if the Title Defect results from Sellers having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit A-1 or Exhibit C, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property on Exhibit A-1 or Exhibit C, as applicable by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit A-1 or Exhibit C, as applicable;

(iv)                              if the Title Defect results from any matter not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Section 2.3 and/or Exhibit A-1 or Exhibit C to such Title Defect Property);

(v)                                 if a Title Defect is not effective or does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(vi)                              notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h)                                 The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.  For example, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Title Defect Properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount.

(i)                                     No Title Defect Amount shall be allowed on account of and to the extent that an increase in a Sellers’ working interest in a Property has the effect of proportionately increasing such Sellers’ Net Revenue Interest in such Property;

(j)                                    The Title Benefit Amount for any Title Benefit shall mean, with respect to an affected Subject Well, as applicable, the amount by which the value of the affected Subject Well, as applicable is enhanced by virtue of Sellers having a greater Net Revenue Interest in such Subject Well, as applicable than the Net Revenue Interest specified therefor in Exhibit A-1 or

Exhibit C (without causing a greater than proportionate increase in Sellers’ working interest above that shown in Exhibit A-1 or Exhibit C as of the Effective Time), which amount shall be determined as follows:

(i)                                     If Purchaser and Sellers agree on the Title Benefit Amount, that agreed amount shall be the Title Benefit Amount.

(ii)                                  If the Title Benefit Amount results from a Seller having a greater Net Revenue Interest in such Subject Well, as applicable, than the Net Revenue Interest specified therefor in Exhibit A-1 or Exhibit C, the Title Benefit Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Subject Well, as applicable in Section 2.3, Exhibit A-1 or Exhibit C by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for Subject Well, as applicable in Exhibit A-1 or Exhibit C

(iii)                               In determining the amount of Title Benefit Amounts, the principles and methodology set forth in Section 3.4(g) shall generally be applied, mutatis mutandis.

(k)                                 Sellers and Purchaser shall attempt in good faith to agree on all Title Defect Amounts and Title Benefit Amounts prior to the Scheduled Closing Date. If Sellers and Purchaser are unable to agree by the Scheduled Closing Date (and for purposes of Title Defect Amounts, Sellers have elected the remedy set forth in Section 3.4(d)(i)) and the conditions to Closing set forth in Section 8.1(f) and Section 8.2(f) have been satisfied or waived, then (i) the affected Title Defect Property shall nevertheless be conveyed at Closing, (ii) the amount to be paid to Sellers at Closing shall be reduced by Purchaser’s good faith estimate of the Title Defect Amount or Sellers’ good faith estimate of the Title Benefit Amount, as applicable, and (iii) the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.4(k).  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties and/or Company Properties are located, as selected by mutual agreement of Purchaser and Sellers within seven (7) Business Days after the Scheduled Closing Date (subject to the following proviso, the “Title Expert”); provided, that if the parties are unable to agree upon such arbitrator with in such time period, then either party may request that the American Arbitration Association Houston office choose such arbitrator. The Title Expert’s determination shall be made within twenty (20) Business Days after his/her appointment and shall be final and binding upon all parties, without right of appeal. In making his determination, the Title Expert shall be bound by the rules set forth in Section 3.4(g) and Section 3.4(h) and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination.  The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute. Additionally, the Title Expert may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to any party with respect to any matter. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case. The costs and expenses of the Title Expert shall be borne and paid one-half by Sellers and one-half by Purchaser, including any costs incurred by the Title Expert that are attributable to such third party consultation. Within ten (10) days after the Title Expert delivers written notice to Purchaser and Sellers of his award with respect to a Title Defect Amount or a Title Benefit Amount, the party owing the other party shall pay to the other party the amount determined by the Title Expert taking into account any adjustments to the Purchase Price made as of the Closing.

(l)                                     Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any individual uncured Title Defect for which the Title Defect Amount therefor does not exceed $150,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to 2.0% of the unadjusted Purchase Price (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts are in excess of such Aggregate Defect Deductible; for the avoidance of doubt, Title Defect Amounts and Environmental Defect Amounts which do not meet the Individual Title Threshold and the Individual Environmental Threshold shall not be included in reaching the Aggregate Defect Deductible.

Section 3.5                                   Casualty or Condemnation Loss.

(a)                                 From and after the Effective Time, but subject to the provisions of Section 3.5(b) below, Purchaser shall assume all risk of loss with respect to any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Company Well, collapsed casing or sand infiltration of any Company Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Combined Assets.

(b)                                 If, after the execution of this Agreement but prior to the Closing, all or any part of any of the Combined Assets are damaged or destroyed by fire, flood, storm or other casualty or are taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened, Sellers shall promptly notify Purchaser in writing of the nature and extent of the casualty loss or government taking and Sellers’ estimate of the cost required to repair or replace that portion of the Combined Assets affected by the casualty loss or value of the Combined Assets taken by the government.  If all or any portion of the Combined Assets are affected by a casualty loss or government taking, the Purchase Price will be adjusted downward by the agreed cost of the casualty loss or the agreed value of the Combined Assets taken by the government, and the parties will proceed with Closing, subject to the other terms and conditions of this Agreement.  To the extent that the parties are unable to agree upon the cost of any casualty loss or the value of such taking, then the parties shall submit the dispute to the Title Expert to decide and the provisions of Section 3.4(k) shall apply as if such casualty loss or taking was a Title Defect (for the avoidance of doubt, without regard to any threshold or deductible amount).

Section 3.6                                   Limitations on Applicability.  Without limiting Purchaser’s rights under this Agreement for any breach by Sellers of their representations, warranties or covenants contained herein (subject to the limitations set forth in Section 3.4(f) above) or for any breach of the special warranty of title contained in the Conveyance, the right of Purchaser to assert a Title Defect under this Agreement and Sellers’ rights to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of Purchaser’s or Sellers’ rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date.

Section 3.7                                   Government Approvals Respecting Assets.

(a)                                 Federal, Tribal and State Approvals. Purchaser shall, within thirty (30) days after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state, tribal, and federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of Purchaser by federal, tribal, or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its commercially reasonable efforts to obtain the approval by such federal, tribal, or state agencies, as applicable, of Sellers’ assignment documents requiring federal, tribal, or state approval in order for Purchaser to be recognized by the federal, tribal, or state agencies as the owner of the Assets. Purchaser shall provide Sellers with approved copies of the assignment documents and other state, tribal, and federal transfer documents, as soon as they are available.

(b)                                 Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i)                                     Sellers shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii)                                  Purchaser shall be responsible for all Assumed Seller Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time;

(iii)                               Sellers shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s written instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing;

(iv)                              Sellers shall not be obligated to incur any expenses in Sellers’ capacity as nominee for the benefit of Purchaser under this Section 3.7(b), and Purchaser agrees to pay or reimburse Sellers for any such expenses payable to Third Parties that Sellers have paid promptly upon receiving notice thereof; and

(v)                                 For purposes of Article 11, Sellers and Purchaser shall treat and deal with such affected Leases and other affected portions of the Assets as if full legal and equitable title to the same had passed from Sellers to Purchaser at Closing.

ARTICLE 4
ENVIRONMENTAL MATTERS

Section 4.1                                   Assessment. From and after the date of execution of this Agreement until the Closing Date, Sellers shall afford to Purchaser and its officers, employees, agents and authorized representatives reasonable access to the Combined Assets. Upon reasonable notice to Sellers, Purchaser shall be entitled to conduct a Phase I environmental property assessment of the Combined Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments (Designation E1527-05) but such Phase I environmental property assessment shall not include any environmental sampling or testing (the “Phase I Assessment” or “Phase I, “ whether one or more).  The Phase I Assessment and Purchaser’s other diligence activities shall be conducted at the sole cost, risk and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4.  Sellers or their respective designee shall have the right to accompany Purchaser and Purchaser’s representatives whenever they are onsite on Combined Assets and also to collect split test samples if any are collected pursuant to a Phase II Assessment.  Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including all or any part of the Phase I Assessments) with respect to any Combined Assets where Sellers or their Affiliates do not have the authority to grant access for such due diligence; provided, however, Sellers and their Affiliates shall use their commercially reasonable efforts to obtain permission from any other Person to allow Purchaser and Purchaser’ representatives such access and as long as Sellers and their Affiliates have exercised such commercially reasonable efforts, Sellers shall have no liability to Purchaser for failure to obtain any such other Person’s permission.  In the event that Purchaser’s Phase I Assessment identifies actual or potential “Recognized Environmental Conditions,” as such conditions are defined or described under the current American Society for Testing and Material Standard Practice Designation E1527-05, then Purchaser may request Sellers’ consent to conduct Phase II environmental property assessments or such other activities intended to constitute the conduct of “all appropriate inquiries” under 30 CFR Part 312 (collectively, the “Phase II Assessment” or “Phase II,” whether one or more).  The Phase II Assessment procedures and plan concerning any additional investigation shall be submitted to Sellers in a written environmental property assessment plan, and shall be reasonable based on the Recognized Environmental Conditions identified by the Phase I Assessment.  Thereafter, Sellers may, in their sole discretion, approve said environmental property assessment plan, in whole or in part, and Purchaser shall not have the right to conduct any activities set forth in such plan until such time that Seller has approved such plan in writing; provided that, in the event of the Sellers’ rejection of said environmental property assessment plan, in whole or in part, Purchaser (i) may still deliver an Environmental Defect Notice with respect to such Combined Assets pursuant to Section 4.3 and (ii) notwithstanding anything in this Agreement to the contrary, may elect to have such Combined Assets excluded from the transactions contemplated hereunder (and if such Combined Assets are Company Assets, then the applicable Company shall assign such Combined Assets to Seller I, which assignment shall be in the form attached hereto as Exhibit E) whereby such Combined Asset shall be deemed an Excluded Asset or Company Excluded Asset, as applicable.  Any such approved environmental property assessment plan shall be performed in accordance with this Article 4 and in compliance with all Laws. Purchaser and Sellers shall maintain, and shall cause their respective officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I, Phase II or other due diligence activity as strictly confidential in accordance with the Confidentiality Agreement until the Closing occurs, or in the event that Closing does not occur, in accordance with the Confidentiality Agreement, unless disclosure of any facts discovered through such Phase I, Phase II or other due diligence activity is required under any Laws.  Purchaser shall provide Sellers with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I, Phase II or other environmental due diligence activity conducted on the Properties.  In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I, Phase II or other due diligence activity conducted by, for or on behalf of Purchaser, Purchaser agrees that Sellers shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies; provided that, if Sellers fails to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, such Person shall have the right to fully comply with such legal obligation.

Section 4.2                                   NORM, Wastes and Other Substances.  Purchaser acknowledges that the Combined Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Combined Assets. Equipment and sites included in the Combined Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on, in or under the Properties or included in the Combined Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Combined Assets.

Section 4.3                                   Environmental Defects.

(a)                                 If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Combined Assets, there exists a violation of an Environmental Law or a reporting or remediation obligation under Environmental Laws with respect to any Combined Asset that has not been satisfied (in each case, an “Environmental Defect”), then on or prior to August 29, 2017, at 5:00 p.m. C.D.T. (the “Environmental Claim Date”), Purchaser may notify Sellers in writing of such Environmental Defect (an “Environmental Defect Notice”). FOR ALL PURPOSES OF THIS AGREEMENT, EXCEPT FOR PURCHASER’S RIGHTS UNDER THIS AGREEMENT FOR ANY BREACH BY SELLERS OF THEIR REPRESENTATIONS, WARRANTIES OR COVENANTS CONTAINED HEREIN. PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL

DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE RECEIVED BY EACH SELLER ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE. To be effective, each such notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Combined Assets affected by the Environmental Defect, as well as all Combined Assets used in connection with the ownership or operation of such affected Combined Assets (as currently owned and operated) (collectively, all of such Combined Assets, the “Environmental Defect Properties”), (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount.  Purchaser shall use its commercially reasonable efforts to furnish Sellers once every calendar week until the Environmental Claim Date with a preliminary Environmental Defect Notice if any officer of Purchaser or its Affiliates discovers or becomes aware of an Environmental Defect during the previous one (1) week period, which notice may be supplemented prior to the Environmental Claim Date.

(b)                                 Sellers shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have mutually agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Sellers disagree with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Sellers will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved prior to the Scheduled Closing Date, any party may submit the dispute to an environmental consultant approved in writing by Sellers and Purchaser (which approval shall be made on or before the 7th Business Day after the Scheduled Closing Date) that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years (subject to the following proviso, the “Independent Expert”); provided that if the parties are unable to agree on such consultant within such time period, then either party may request that the American Arbitration Association Houston office chose such consultant. The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Sellers with exhibits, including interrogatories, supplemented with appearances by Purchaser and Sellers, if necessary, as the Independent Expert may deem necessary and the Independent Expert shall call for a final, written offer of resolution from each party.  Within twenty (20) Business Days of the appointment of the Independent Expert, the Independent Expert shall render its decision regarding any Environmental Defect or Environmental Defect Amount submitted to the Independent Expert.  In no event shall the Independent Expert establish an amount for an Environmental Defect that is greater than the final written offer of Purchaser or lower than the final written offer of Sellers.  In the event the parties have failed to resolve any dispute regarding an Environmental Defect at or prior to the Scheduled Closing Date and the conditions to Closing set forth in Section 8.1(f) and Section 8.2(f) have been satisfied or waived, then (subject to the last sentence of this Section 4.3(b)) (i) with respect to any Assets that are Environmental Defect Properties affected by such Environmental Defect, Sellers shall retain any such Environmental Defect Properties, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and (ii) with respect to any Company Asset that are Environmental Defect Properties affected by such Environmental Defect, the Company shall be sold holding such Company Asset to Purchaser at Closing and the Purchase Price shall be reduced by the Environmental Defect Amount with respect thereto asserted by Purchaser in good faith.  Thereafter, the Independent Expert shall render his decision regarding the Environmental Defect and the Purchase Price for such retained Asset or the adjustment attributable to such Company Asset, as applicable, subject to such Environmental Defect shall be reduced as determined by the Independent Expert (taking into account any adjustments to the Purchase Price therefor) or as otherwise agreed to by the parties and Purchaser shall promptly pay to Sellers the full Allocated Value of the Environmental Defect Properties (as adjusted pursuant to Section 2.2 to the extent applicable to such Environmental Defect Properties) less such Environmental Defect Amount (if less than the Allocated Value of such Environmental Defect Properties) or Sellers shall promptly pay to Purchaser the positive difference between the Allocated Value of such Asset (as adjusted pursuant to Section 2.2 to the extent applicable to such Environmental Defect Properties) and such Environmental Defect Amount (if such Environmental Defect Amount is greater than the Allocated Value of such Environmental Defect Properties).  Notwithstanding anything in this Agreement to the contrary, if the Environmental Defect Amount for any Environmental Defect asserted by Purchaser equals or exceeds the aggregate Allocated Value of the relevant Environmental Defect Properties relating thereto, either Sellers, on one hand, or Purchaser, on the other hand, upon written notice to the other within three Business Days prior to the Scheduled Closing Date, shall have the option, in its sole discretion, to exclude the relevant Environmental Defect Properties (which, if part of the Assets, shall be retained by Sellers and become Excluded Assets or, if part of the Company Assets, shall be assigned to Sellers pursuant to the form of assignment attached as Exhibit E and become Company Excluded Assets, as applicable), in which case the Purchase Price shall be reduced by the Allocated Value of all of such excluded Environmental Defect Properties.

(c)                                  The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon all parties, without right of appeal. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. The costs and expenses of the Independent Expert shall be borne and paid one-half by Sellers and one-half by Purchaser. The parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided that, notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $150,000 (“Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amount attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible; for the avoidance of doubt, Title Defect Amounts and Environmental Defect Amounts which do not meet the Individual Title Threshold and the Individual Environmental Threshold shall not be included in reaching the Aggregate Defect Deductible.

Section 4.4                                   Inspection Indemnity.  PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, OR RELATING TO, ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS OR REPRESENTATIVES, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT EXCLUDING, HOWEVER, LOSSES CAUSED BY OR ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON. The indemnity obligation set forth in this Section 4.4 shall survive the Closing or termination of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.1                                   Generally.

(a)                                 Any representation or warranty qualified “to the knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals specified on Schedule 5.1, Part I with respect to Sellers.  “Actual Knowledge” as used in this Agreement means information actually and personally known by the individuals specified on Schedule 5.1, Part I with respect to Sellers and Schedule 5.1, Part II with respect to Purchaser, as applicable, (in each case) without further investigation or inquiry.

(b)                                 Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only.  Nothing in the Schedules of Sellers is intended to broaden the scope or effect of any representation or warranty contained in this Agreement.  Nothing in the Schedules constitutes an admission of any liability or obligation to any third person, or an admission to any third person against the interest of Sellers.  Descriptions of or references to particular contracts, agreements and other documents herein are qualified in their entirety by reference to such documents.  Certain sections of this Agreement may be qualified by the matters set forth in the related Schedule, and the disclosure of any fact or item in any of the Schedules shall, should the existence of such fact or item be relevant to any other of the Schedules or sections in this Agreement, be deemed to be disclosed with respect to that other section or Schedule, provided that it is reasonably apparent on its face that such fact or item is relevant to such other Schedules or sections in this Agreement. In disclosing information pursuant to the Schedules, no Seller waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine.

(c)                                  Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.7 and Section 11.8 and the other terms and conditions of this

Agreement, Sellers, jointly and severally, represent and warrant to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2                                   Existence and Qualification.  Each Seller is a company duly organized or formed, validly existing and in good standing under the laws of the state in which it was incorporated or formed and is duly qualified to do business as a domestic corporation or limited liability company where the Assets it owns are located. Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a domestic limited liability company where the Company Assets it owns are located.

Section 5.3                                   Power.  Each Seller and the Companies have the power to enter into and perform this Agreement and the other Transaction Documents and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.4                                   Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the other Transactions Documents, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Sellers and the Companies. This Agreement has been duly executed and delivered by Sellers and the Companies (and all Transaction Documents required hereunder to be executed and delivered by Sellers and the Companies on or before Closing will be duly executed and delivered by Sellers and the Companies) and this Agreement constitutes, and at the Closing The Transaction Documents will constitute, the valid and binding obligations of Sellers and the Companies, enforceable against Sellers and the Companies in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 5.5                                   No Conflicts.  Subject to compliance with or waiver of the Preference Rights and Transfer Requirements set forth in Schedule 5.13 and any other required consent, approval or notice that may be required to transfer any of the Assets or, with respect to the Stockholder Consent or any consent required under Guarantor’s credit facilities or the Indenture, which will otherwise be obtained prior to Closing, the execution, delivery and performance of this Agreement and the Transaction Documents by Sellers and the Companies, and the consummation by Sellers and the Companies of the transactions contemplated by this Agreement and the Transaction Documents will not (i) violate any provision of the certificate of formation or incorporation, as applicable, bylaws or limited liability company agreement or any similar governing document of Sellers or the Companies, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, or indenture to which Sellers or any of the Companies is a party or which affect the Combined Assets or the Interests, (iii) violate any judgment, order, ruling, or decree applicable to Sellers or any of the Companies as a party in interest or which affect the Combined Assets or the Interests, (iv) violate any Laws applicable to Sellers or any of the Companies or any of the Combined Assets or Interests, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Combined Asset or they are customarily obtained subsequent to the sale or conveyance thereof (including consents from state agencies, or any consent of, notice to, filing with, or other action by any Governmental Body or tribal authority) and (b) any matters described in clauses (iii), (iv) or (v) above which would not have a Material Adverse Effect.

Section 5.6                                   Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any of Sellers or any of their Affiliates (including the Companies), for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement, the Transaction Documents or any agreement or transaction contemplated hereby or thereby.

Section 5.7                                   Litigation.  With respect to the Companies, the Combined Assets and the Interests and Sellers’ or any of their Affiliates’ ownership, development, maintenance, or use of any of the Combined Assets or Interests, except as set forth in: (a) Schedule 5.7(a), there is no proceeding, hearing, investigation, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) (i) to which any of Sellers or any of their Affiliates is a party and which relates to the Combined Assets, Interests, or the Companies is pending or, to Sellers’ knowledge, threatened in writing against any of Sellers or any of their Affiliates or either Company, (ii) there is no Proceeding or, to Sellers’ knowledge, threatened in writing against any of Sellers or any of their Affiliates or either Company, seeking to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents as of the Execution Date, or (iii) there is no Proceeding or, to Sellers’ knowledge, threatened in writing against any of Sellers or any of their Affiliates or either Company that would be reasonably likely to have a material adverse impact on any Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents as of the Execution Date; and (b) Schedule 5.7(b), to Sellers’ knowledge, no Proceeding or investigation to which any of Sellers are a party which relates to the Combined Assets, the Interests of the Company is pending or threatened.

Section 5.8                                   Taxes and Assessments. Except as set forth on Schedule 5.8:

(a)                                 all tax returns with respect to each of the Companies or relating to or in connection with each Seller’s acquisition, ownership, or operation of the Combined Assets required to be filed have been timely filed and all such tax returns are correct and complete in all material respects;

(b)                                 all taxes assessed against each of the Companies or relating or applicable to each Seller’s acquisition, ownership or operation of the Combined Assets (including Asset Taxes) that are or have become due have been timely paid in full, and each Seller is not delinquent in the payment of any such taxes;

(c)                                  there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax of any Company or any Seller relating to each Seller’s acquisition, ownership or operation of the Combined Assets;

(d)                                 there are no administrative or judicial proceedings pending against any Company, the Combined Assets or against any Seller relating to or in connection with the Combined Assets by any Tax Authority with respect to taxes;

(e)                                  all tax withholding and deposit requirements imposed by applicable law with respect to any of the Combined Assets, any of the Companies or the business of any Seller relating to or in connection with the Combined Assets have been satisfied in full in all respects;

(f)                                   there are no liens on any of the Combined Assets for Taxes (other than for Permitted Encumbrances);

(g)                                  no Combined Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute;

(h)                                 no claim has been made or asserted by any Tax Authority in a jurisdiction where any Seller, or any Company does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction;

(i)                                     each Company is and at all times since its formation has been a “disregarded entity” as defined in Treasury Regulation Section 301.7701-3(a).

Section 5.9                                   Compliance with Laws.  Except as disclosed on Schedule 5.9, each of the Companies is, the Combined Assets are, and the ownership, operation, development, maintenance, and use of any of the Combined Assets are, in compliance in all material respects with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Companies and/or the Combined Assets, or the ownership, operation, development, maintenance, or use of any of the Combined Assets. Notwithstanding the foregoing, none of Sellers or the Companies makes any representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Laws.

Section 5.10                            Contracts.  All Material Contracts have been identified among the Contracts and Company Contracts and are listed in Schedule 1.2(d).  Each Seller and each Company is in compliance in all material respects and, to Sellers’ knowledge, all counterparties are in compliance in all material respects with all Material Contracts, except as disclosed on Schedule 5.10.  All Material Contracts are in full force and effect and no event has occurred that with notice or lapse of time or both would constitute any default in any material respect under any Material Contract by any Seller or any Company or, to Sellers’ knowledge, by any counterparty to such Material Contract. Neither Sellers nor any of their Affiliates have given or received any unresolved written notice of default that would result in a waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.  Prior to the execution of this Agreement, Sellers have made available to Purchaser true, correct and complete copies of each Material Contract and all amendments thereto.  “Material Contracts” means any Contract or Company Contract to the extent binding on the Combined Assets, any of the Companies or Purchaser’s ownership thereof after Closing, that is one or more of the following types:

(i)                                     any Contract and Company Contract with any Affiliate of any of Sellers or any officer, director, employee or manager of any of Sellers or any of their respective Affiliates (in each case) that will not be terminated on or prior to Closing;

(ii)                                  any Contract or Company Contract to which any of Sellers or any of the Companies are parties for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Combined Assets that are not cancelable without penalty to any of Sellers, their Affiliates, or any of their permitted successors and assigns, on forty-five (45) days or less prior written notice;

(iii)                               to the extent currently pending, any Contract or Company Contract to which any of Sellers or any of the Companies are parties to sell, lease, farmout, farmin, exchange, or otherwise dispose of all or any part of the Combined Assets on or after Closing;

(iv)                              any Contracts or Company Contracts containing any area of mutual interest agreements and/or non-competition restrictions or other similar restrictions on doing business or that provide for a call on production;

(v)                                 any joint development agreement, participation agreement, exploration agreement, partnership, joint operating agreement, unit agreement, or similar agreement;

(vi)                              any Contracts or Company Contracts for the gathering, processing, storage, or transportation of Hydrocarbons or other similar agreements that are not cancellable without penalty on forty-five (45) days or less prior written notice;

(vii)                           any Contracts or Company Contracts for the compression or treatment of Hydrocarbons or other similar agreements that are not cancellable without penalty on forty-five (45) days or less prior written notice and that could reasonably be expected to result in aggregate payments by Purchaser with respect to the Combined Assets of more than $250,000 (net to the collective interest of Sellers and the Companies) during the current or any subsequent fiscal year

(viii)                        any Contract or Company Contract that could reasonably be expected to result in aggregate payments of more than $250,000 (net to the collective interest of Sellers and the Companies) during the current or any subsequent fiscal year and that are not cancellable without penalty on forty-five (45) days or less prior written notice;

(ix)                              any Contract or Company Contract that could reasonably be expected to result in aggregate revenues of more than $250,000 (net to the collective interest of Sellers and the Companies) during the current or any subsequent fiscal year and that are not cancellable without penalty on forty-five (45) days or less prior written notice;

(x)                                 any Contract or Company Contract containing take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any of Sellers’ or any of the Companies’ interest in the Combined Assets at some future time without receiving payment therefor at or after the time of delivery;

(xi)                              any Contract or Company Contract that is an indenture, loan, credit agreement or similar agreement, in each case, for indebtedness of any of the Companies or of any of Sellers or any of their Affiliates for borrowed money burdening any of Sellers’ or any of the Companies’ interest in the Combined Assets;

(xii)                           any Contract or Company Contract that constitutes a future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities;

(xiii)                        any Contract or Company Contract to which any of Sellers or any of the Companies are parties where the primary purpose thereof is to indemnify another Person;

(xiv)                       any Contract or Company Contract that would obligate any Company or Purchaser (with respect to the Combined Assets) to drill additional wells or rework any Well after the Closing;

(xv)                          any Contract or Company Contract to which any of Sellers or any of the Companies are parties for freshwater or saltwater sourcing, impoundment, storage, transportation, disposal or injection and that are not cancellable without penalty on forty-five (45) days or less prior written notice;

(xvi)                       any bonds, letters of credit or guarantees held by any of Sellers or any of their Affiliates with respect to the ownership or operation of any of the Combined Assets;

(xvii)                    any license of seismic or other geophysical or geologic data to which any Company is a party and where any fee or other penalty will be due and payable upon the change of control of such Company; or

(xviii)                 any purchase and sale agreements pursuant to which any of Sellers or their Affiliates acquired any of the Combined Assets or any of the Companies that contain any remaining material indemnification obligations.

Section 5.11                            Payments for Hydrocarbon Production.  Except as set forth on Schedule 5.11,

(a)                                 to Sellers’ knowledge, all rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by any of Sellers or any of their Affiliates to overriding royalty interest holders and other interest owners under or with respect to the Combined Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, or if not paid, any of Sellers or their Affiliates is otherwise entitled to withhold payment while resolving questions of title or obtaining division orders in the ordinary course of business (and such amounts so withheld represent Suspense Funds); and

(b)                                 none of Sellers or the Companies is obligated under any contract or agreement for the sale of Hydrocarbons from the Combined Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Combined Assets to gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

Section 5.12                            Governmental Authorizations. To Sellers’ knowledge, except as disclosed on Schedule 5.12, Sellers, the applicable Company or the applicable operator has obtained and is maintaining all material federal, state, tribal, and local governmental licenses and permits (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Combined Assets as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). To Sellers’ knowledge, except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) the Combined Assets have been operated in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by any Seller or any other Person, and no Proceedings are pending or, to Sellers’ knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remediation action by any Seller or any Company.

Section 5.13                            Preference Rights and Consents.  Except for the Stockholder Consent or any consent required under Guarantor’s credit facilities or the Indenture, Schedule 5.13 sets forth all Preference Rights, Transfer Requirements or Soft Consents (in each case) that are applicable to the Combined Assets or the Interests and the transactions contemplated hereby, including Preference Rights or Transfer Requirements contained in easements, rights-of-way or equipment leases included in the Combined Assets.  None of the other Combined Assets, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights as are set forth on Schedule 5.13.

Section 5.14                            Payout Balances.  Schedule 5.14 contains a complete and accurate list of the status as of the date(s) specified in Schedule 5.14, of any “payout” status for the Wells, Units, Company Wells and Company Units listed on Exhibit A-1 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.15                            Outstanding Capital Commitments.  As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on any of the Companies or any of Sellers or the Combined Assets and which Sellers reasonably anticipate will individually require expenditures by any of the Companies or Sellers, net to their aggregate interest, after the Effective Time in excess of $250,000 (net to the collective interest of Sellers and the Companies) other than those shown on Schedule 5.15.

Section 5.16                            Imbalances.  Schedule 5.16 accurately sets forth in all material respects all of Sellers’ and the Companies’ Imbalances arising with respect to the Combined Assets as of the date(s) specified in Schedule 5.16 and, except as disclosed in Schedule 5.16, (i) no Person is entitled to receive any material portion of Sellers’ and/or the Companies’ Hydrocarbons produced from the Combined Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Combined Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) none of Sellers or any Company is obligated to deliver any material quantities of Hydrocarbons or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any Hydrocarbon contract or other agreement with shippers with respect to the Combined Properties, and (iii) none of Sellers or any Company is obligated to pay any material penalties or other material payments under any transportation or other agreement as a result of the delivery of quantities of Hydrocarbons from the Wells, Company Wells, Units or Company Units in excess of the contract requirements. Except as set forth on Schedule 5.16, no Seller or any Company has received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of Sellers’ or such Company’s share of the Hydrocarbons produced from the Combined Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Combined Properties after the Effective Time without then or thereafter receiving payment therefor.

Section 5.17                            Condemnation. To Sellers’ knowledge, there is no actual or written threatened taking (whether permanent, temporary, whole or partial) of any part of the Combined Properties by reason of condemnation or the threat of condemnation.

Section 5.18                            Bankruptcy.  There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Sellers’ knowledge, being contemplated by or threatened against any Seller or any Company.

Section 5.19                            Production Allowables. To Sellers’ knowledge, since the Effective Time, no Seller has received written notice that there has been any change proposed in the production allowables for any Wells listed on Exhibit A-1.

Section 5.20                            Foreign Person.  No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.21                            Ownership of the Interests. Seller I is the owner of record of the Interests representing 100% of the issued and outstanding membership interests of each Company.  Seller I has good and valid title to the Interests, free and clear of any and all (1) mortgages, pledges, security interests, encumbrances, liens, options, debts, charges or similar restrictions of any kind (“Restrictions”), other than: (A) any Restriction listed in the Charter Documents of either Company, (B) transfer restrictions imposed pursuant to the Securities Act or blue sky or securities laws of any state and (C) Restrictions which will be released prior to Closing. True and complete copies of each Companies’ organizational documents have been made available to Purchaser.

Section 5.22                            Capitalization. The Interests have been duly authorized and are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in either Company or obligating any Seller or any Company to issue or sell any membership interests, or any other interest, in such Company.  There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests. There has been no reclassification, redemption, purchase of acquisition of any of its equity securities by any Company.

Section 5.23                            Environmental. Except as set forth on Schedule 5.23,

(a)                                 No Seller or Company has received any written notice that the Combined Assets are not in material compliance with any Environmental Laws, except for such non-compliance which has been remediated or otherwise resolved. No Seller or Company has received any written notice of any claims against it with respect to material Environmental Liabilities with respect to the Combined Assets or any demands to clean-up any portion of the Combined Assets, except for such claims or demands which have been resolved and closed with the applicable Governmental Bodies.

(b)                                 With respect to the Combined Assets, no Seller or any Affiliate of any Seller has entered into or is a party (directly or as successor in interest) to, any material agreement with or consent, order, decree or judgment of, any Governmental Body that is in existence and (i) is based on any Environmental Laws that relate to the present or future use of any of the Combined Assets, or (iii) requires any remediation of any of the Combined Assets.

(c)                                  Prior to the Environmental Claim Date, Sellers shall have provided Purchaser access to all material written environmental reports in the possession of Sellers or any of their Affiliates relating to any of the Combined Assets or the Companies, except for such reports which are subject to a valid attorney-client privilege as determined in good faith by Sellers.

Section 5.24                            Suspense Funds.  Except as set forth on Schedule 5.24, none of the Sellers nor any of their Affiliates holds any Suspense Funds as of the date(s) specified in Schedule 5.24.

Section 5.25                            Wells and Units. (a) there are no Wells or Company Wells located on or under the Leases, Company Leases, Units or Company Units that are subject to any order from any Governmental Body or written notice pursuant to a Contract or Company Contract from any other Third Party requiring that such well be plugged and abandoned, (b) there are no Wells or Company Wells that are neither in use for purposes of production or injection nor suspended or temporarily abandoned in accordance with applicable Law that, in either case, have not been plugged and abandoned in accordance with applicable Law, (c) to Sellers’ knowledge, all Wells and Company Wells have been drilled and completed within the limits permitted by all applicable Leases, Company Leases, Contracts, Company Contracts and applicable pooling or unit agreements and (d) to Sellers’ knowledge, as of the date of execution of this Agreement, none of the Sellers, nor any Company, is under any obligation to drill a well pursuant to any offset drilling obligations with respect to the Combined Assets or any obligation to pay compensatory royalties resulting from any offset drilling obligations.

Section 5.26                            Company Subsidiaries.  None of the Companies owns, directly or indirectly, any capital of or other equity interest in or has any other investment in or outstanding loans to any corporation, partnership or other Person.

Section 5.27                            Managers, Directors and Officers.  Schedule 5.27 lists all of the managers, directors and officers of each of the Companies as of the execution of this Agreement.

Section 5.28                            Banks Accounts/Powers of Attorney.  Attached hereto as Schedule 5.28 is a list of (a) all banks or other financial institutions with which any of the Companies has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith and (b) all valid powers of attorney issued by any of the Companies that remain in effect.

Section 5.29                            No Undisclosed Liabilities.

(a)                                 None of the Companies have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise as of the date hereof) that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except liabilities and obligations that are (i) disclosed on any Schedule hereto, (ii) immaterial, (iii) have been incurred by a Company since the execution date of this Agreement in the ordinary course of business or (v) attributable to or arise from the Company Assets.  Without limiting the foregoing, as of the Effective Time, no Company has any debt for borrowed money (other than any guaranty with respect to Guarantor’s credit facilities that will be released at Closing).

(b)                                 Except as set forth on Schedule 5.29 and except with respect to Company Excluded Assets, none of the Companies have (i) held any assets other than the Company Assets and assets for which industry trades have been conducted having a value of $250,000 or less (the “Trade Assets”) and (ii) conducted any business other than with respect to the ownership and operation of the Company Assets and any Trade Assets.

Section 5.30                            Employee Matters.  Neither the Company nor any of its Subsidiaries has, or has ever had, any employees. Neither the Company nor any of its Subsidiaries maintains or administers, or has ever maintained or administered, any Employee Benefit Plans.

Section 5.31                            Regulatory Matters.  None of the Companies (a) is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), (b) has operated its assets or provided services in a manner that would require certification under the NGA or subject such property to the jurisdiction of the Federal Energy Regulatory Commission and/or (c) is an intrastate pipeline that provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.

Section 5.32                            Minute Books and Records.  Each of the Companies’ organizational records and books have been maintained in material compliance with applicable Laws and are complete and accurate in all material respects.

Section 5.33                            Special Warranty of Title to the Company Assets.  Except with respect to any transfer of a Company Excluded Asset in accordance with the terms of this Agreement, effective as of the Closing Date, no Seller or any of its Affiliates (including any Company) has transferred any of the Company Assets.  Effective as of the Closing and with respect to each Company, Sellers warrant Defensible Title to such Company’s right, title and interest in and to such Company’s Company Assets solely as to the lawful claims of any Person claiming by, through or under such Company, Seller or any of Seller’s Affiliates, but not otherwise.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers the following:

Section 6.1                                   Existence and Qualification.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and Purchaser is duly qualified to do business as a foreign company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign company in the respective jurisdictions where the Combined Assets are located.

Section 6.2                                   Power.  Purchaser has the power to enter into and perform this Agreement and the other Transaction Documents and consummate the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.3                                   Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the Transaction Documents, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all Transaction Documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

Section 6.4                                   No Conflicts.  Subject to compliance with the HSR Act and compliance with or waiver of the Preference Rights and Transfer Requirements set forth in Schedule 5.13 and any other required consent, approval or notice that may be required to transfer any of the Assets or the Interests, the execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser, and the consummation by Purchaser of the transactions contemplated by this Agreement and such Transaction Documents will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except for any matters described in clauses (iii) or (iv) above which would not have a material adverse effect on Purchaser.

Section 6.5                                   Liability for Brokers’ Fees.  Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6                                   Litigation.  There are no Proceedings pending, or to the knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement as of the Execution Date.

Section 6.7                                   Limitation and Independent Evaluation.  Except for the representations and warranties expressly made by Sellers in Article 5 of this Agreement, or in the Conveyance or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets, the Interests, or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Sellers.  Without limiting the generality of the foregoing, subject to Section 5.7 and Section 5.23 Purchaser acknowledges that Sellers have not made nor will it make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.  Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Sellers, and that it has retained and taken advice concerning the Assets and the Interests and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and that is aware of the risks inherent in the oil and gas business.  Purchaser represents that, subject to Sellers’ compliance with Section 4.1 and Article 7, it has or will have access to the Assets, the officers and employees of Sellers, and the books, records and files made available by Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent evaluation and due diligence investigation of the Assets and the Interests, and its own independent evaluation of the business, economic, legal, tax, or other consequences of this transaction including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Properties.

Section 6.8                                   SEC Disclosure.  Purchaser is acquiring the Assets and the Interests for its own account for use in its trade or business, and not with a present view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.  Purchaser is able to bear the risk of holding the Interests for an indefinite period (including the total loss of its investment). Purchaser understands and acknowledges that neither the SEC nor any federal, state or foreign agency has passed upon the Interests or made any finding or determination as to the fairness of an investment in the Interests or the accuracy or adequacy of the disclosures made to Purchaser.  Purchaser understands and acknowledges that the Interests have not been registered under the Securities Act or qualified under the blue sky or securities laws of any state and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available and subject to state securities Laws, as applicable.

Section 6.9                                   Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser.  Purchaser is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 6.10                            Qualification.  As of Closing, Purchaser will be qualified to own and assume operatorship of the Leases in the jurisdictions where the Assets to be transferred to Purchaser are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such Law (or other requirements) governing the ownership and operation of the Assets.

Section 6.11                            Financing.  Purchaser has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Sellers at Closing.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1                                   Access.

(a)                                 From the date of this Agreement until the Closing, Sellers shall give Purchaser and its representatives, consultants and advisors, reasonable access to the Combined Assets, to the Records and Company Records and to Sellers’ and their Affiliates’ officers and employees responsible for the Combined Assets but, with respect to the Combined Assets, only to the extent that Sellers may do so without violating any obligations to any Third Party or any Laws (provided that Sellers shall use their commercially reasonable efforts to obtain any waivers or consents from such Third Parties with respect to providing Purchaser access to any of the Combined Assets, including from any Third Party operators of any of the Combined Assets, provided, further, Sellers shall not be obligated to expend any material amounts of money or undertake any material obligations to obtain such consents or waivers); provided further, however, that notwithstanding anything stated in this Agreement to the contrary, none of the Sellers or any Companies shall have any obligation to provide access to or disclose any information or data that is subject to a valid attorney-client privilege as determined in good faith by Sellers. Purchaser shall conduct all such inspections and other information gathering described above only (i) during regular business hours and (ii) in a manner which will not materially interfere with the operation of the Combined Assets. All information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms of that certain confidentiality agreement dated June 15, 2017 (as amended, the “Confidentiality Agreement”), by and between Guarantor and Bruin E&P Operating, LLC and any applicable Contracts or Surface Contracts, in accordance with their terms.  Purchaser hereby agrees to assume the obligations of Bruin E&P Operating, LLC under, and be bound by, the terms and provisions of the Confidentiality Agreement.

ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO PURCHASER AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND, EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION OR AS TO WHETHER SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION CONTAINS A MISREPRESENTATION FOR THE PURPOSES OF APPLICABLE SECURITIES LAWS (WHETHER NOW OR HEREAFTER IN EFFECT).  TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES, ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM BY PURCHASER SHALL BE AT PURCHASER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS, AND PURCHASER HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OTHER THAN SELLERS’ REPRESENTATIONS AND WARRANTIES.  EXCEPT FOR SELLERS’ REPRESENTATIONS AND WARRANTIES AND INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, ABSENT ACTUAL FRAUD BY ANY SELLER, PURCHASER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE (WHETHER NOW OR HEREAFTER IN EFFECT) ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO PURCHASER OR SELLERS’ PROVISION OF SALE TO PURCHASER.

Section 7.2                                   Government Reviews.

(a)                                 Sellers and Purchaser shall in a timely manner (i) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

(b)                                 If a filing under the HSR Act is required in connection with the transactions contemplated by this Agreement, then as promptly as possible, and in any event within ten (10) Business Days, after execution and delivery of this Agreement, both parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each party shall take all reasonable steps to achieve early termination of applicable waiting periods. Purchaser shall bear all costs and expenses incurred in connection with the filings, notices and compliance requirements described in this Section 7.2(b).

Section 7.3                                   Notification of Breaches.  Until the Closing,

(a)                                 Purchaser shall notify Sellers promptly after Purchaser obtains Actual Knowledge that any representation or warranty of a Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by a Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)                                 Sellers shall notify Purchaser promptly after any Seller obtains Actual Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)                                  If any of Purchaser’s or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then, so long as the non-breaching party does not bear any cost, expense or liability associated therewith, such breach shall be considered not to have occurred for all purposes of this Agreement. No such notification in this Section shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d)                                 There shall be no breach of the covenants in this Section as a result of a party’s failure to report a breach of any representation or warranty or a failure to perform or observe any covenant or agreement of which it had Actual Knowledge if the party subject to the breach or failure also had knowledge thereof prior to Closing.

Section 7.4                                   Letters-in-Lieu; Assignments; Operatorship.

(a)                                 Sellers will execute on the Closing Date letters in lieu of division and transfer orders relating to the Combined Assets, on forms prepared by Sellers and reasonably satisfactory to Purchaser, to reflect the transactions contemplated hereby.

(b)                                 Sellers will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise reasonably acceptable to Purchaser and Sellers.

(c)                                  Except as set forth in Article 5, Sellers make no representations or warranties to Purchaser, express, implied or by statute, as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of such Combined Properties are governed by operating and similar agreements covering the Combined Properties and will be determined in accordance with the terms of such agreements. However, Sellers will assist Purchaser in Purchaser’s efforts to succeed Sellers or any of Sellers’ Affiliates as operator of any Combined Assets.  Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship where it is required by Law to do so. For all Seller Operated Assets, Sellers and Purchaser shall execute the appropriate forms on the Closing Date and Purchaser shall thereafter promptly file said forms with the applicable regulatory agency transferring operatorship of such assets to Purchaser.

Section 7.5                                   Public Announcements.  Until the Closing, neither Sellers nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the others; provided, however, the foregoing shall not restrict disclosures by Purchaser or Sellers which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction shall be subject to the prior review and reasonable approval of Sellers and Purchaser; provided, however, the foregoing shall not restrict disclosures by Purchaser or Sellers which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6                                   Operation of Business.

(a)                                 Except as set forth on Schedule 7.6 and solely with regard to the period commencing on the date of this Agreement and continuing until the Closing, with respect to Combined Assets, Sellers shall and shall cause each Company and any Affiliate operator of the Combined Asset to (i) operate its business with respect to the ownership of the Combined Assets in the ordinary course of business consistent with past practices and in compliance with the terms of all applicable Laws and the terms of the Leases and the Company Leases, (ii) upon any of Sellers or any of their Affiliates obtaining knowledge of the same, give reasonably prompt notice to Purchaser of any written notice received by Sellers or any Affiliate of Sellers concerning any casualty or condemnation or any claim of any breach of a Material Contract, violation of any permit related to the Combined Assets, violation of any Lease, Company Lease, Company Surface Contract, Surface Contract, tort claim, violation of Law, or any Proceeding by or before a Governmental Body, that, in each case, relates to the Combined Assets or any of the Companies, in each case, only to the extent would exceed $250,000, (iii) not settle any Proceeding attributable to the Combined Assets or any of the Companies and affecting the period after the Effective Time to the extent such settlement results in the assumption of any damages or liabilities by Purchaser or any Company as of the Effective Time, (iv) not propose any individual AFE or similar request with respect to the Combined Assets or the Companies that is reasonably expected to result in expenditures in excess of $250,000.00 (net to Sellers’ and Companies’ collective interest in the Combined Assets), (v)  maintain insurance coverage on the Combined Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force, (vi)  not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any Combined Assets or the Interests, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (vii) with respect to the Companies or with respect to Asset Taxes relating to the Combined Assets: (A) not make or change any election with respect to Taxes, (B) change an annual accounting period (C) adopt or change any accounting method with respect to Taxes, (D) file any amended Tax Return, (E) enter into any closing agreement, (F) settle or compromise any Tax claim or assessment, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case to the extent such action would adversely affect the Combined Assets (viii) will use commercially reasonable efforts to maintain in force and effect all Leases (in their condition as of the date of this Agreement), provided that “commercially reasonable efforts” for purposes of this Section 7.6(a)(viii) shall not include any obligation to drill any wells or pay any amounts to any lessor or third party (other than amounts for royalties and other burdens on production or shut-in payments due and payable under the terms of any Lease or Company Lease), (ix) maintain all material governmental permits affecting the Combined Assets in the their condition as of the date of this Agreement, (x) not (A) enter into any Contract or Company Contract that would be deemed a Material Contract had it been in existence as of the date of the execution of this Agreement or (B) terminate, amend or extend any Material Contract, and (xi) not commit to do any of the matters set forth in clauses (iii), (iv), (v), (vi) or (x) above. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days of (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ written notice) Purchaser’s receipt of any Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary in writing during that period. In the event of an emergency, Sellers may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

(b)                                 Purchaser acknowledges that Sellers or the Companies may own an undivided interest in certain of the Combined Assets, and Purchaser agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as Sellers have voted their interest in a manner consistent with the provisions of this Section 7.6.

(c)                                  Except as specifically provided in this Agreement, during the period from the date hereof to the Closing, Sellers shall cause each Company to conduct its operations according to its ordinary course of business consistent with past practice and shall use reasonable efforts to preserve, maintain, and protect its assets, rights, relationships, and properties; provided, however, neither Sellers nor the Companies shall be required to make any payments, drill any wells, pay any amounts, or enter into or amend any contracts, agreements, arrangements, or understandings to satisfy the foregoing obligation other than in the ordinary course of business consistent with past practice. During such period, Sellers may terminate any intercompany financial arrangement between either or both of the Companies, on the one hand, and Sellers or their Affiliates on the other hand.

(d)                                 Without limitation of Section 7.6(c), Sellers shall not, without the prior written consent of Purchaser:

(i)                                     permit either Company to amend its certificate of formation or limited liability company agreement;

(ii)                                  permit either Company to (A) issue, sell, or deliver any membership interests or other securities or equity equivalents; or (B) amend in any material respect any of the terms of any such interests outstanding as of the date hereof;

(iii)                               permit either Company to, except to the extent the same will be terminated or released as of the Closing and shall not result in any Losses to any Company from and after the Effective Time: (A) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (B) make any loans, advances, or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any of its material assets, tangible or intangible;

(iv)                              permit either Company to acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof; or

(v)                                 permit either Company to acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets; provided, however, that nothing herein shall restrict a Company from (A) distributing cash, or (B) conveying assets and properties to be excluded from the transactions covered by this Agreement, including any Company Excluded Assets, or Company Assets excluded under Article 3 or Article 4 or as provided for in Section 7.9.

(vi)                              permit or cause a Company to: (A) increase or agree to increase the compensation payable or to become payable by any Company to any of its officers, managers, or directors; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, manager, or director of any Company; (C) enter into any collective bargaining agreement binding any Company; (D) permit any Company to establish, adopt or enter into any Employee Benefit Plan or (E) permit any Company to appoint any new officer, director or manager;

(vii)                           permit or cause a Company to make any reclassification, redemption, purchase or other acquisition of any of its equity securities;

(viii)                        permit or cause a Company to engage in any business activity other than related to the business relating to the Company Assets; or

(ix)                              make any change in accounting principles, methods or policies (except as may be required by changes in applicable law or changes in GAAP).

Section 7.7                                   Preference Rights and Transfer Requirements.

(a)                                 The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements, Soft Consents and other required consents and approvals to transfer the Assets. Within 5 Business Days from the date of this Agreement, Sellers shall initiate all procedures (including mailing all notices, and requests for consent) which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13 and all Soft Consents with respect to the transactions contemplated by this Agreement. Sellers shall use commercially reasonable efforts to obtain all such consents and to obtain waivers of applicable Preference Rights; provided, however, Sellers shall not be obligated to pay any out-of-pocket consideration to (or incur any out-of-pocket cost or expense for the benefit of) the holder of any Preference Right, Transfer Requirement or Soft Consent in order to obtain the waiver thereof or compliance therewith; and provided further that any Soft Consent as to which the lessor, or other holder of such Soft Consent, has not objected to the transfer or affirmatively stated in writing that consent thereto will not be forthcoming, shall be deemed waived and otherwise satisfied twenty (20) days after a Seller makes written request to said lessor, or other holder of such Soft Consent, for consent to transfer the affected Asset(s) to Purchaser; provided, further, however, that to the extent any Soft Consent is not obtained or waived prior to Closing, Purchaser agrees to assume and close over such unobtained Soft Consents without adjustment to the Purchase Price, and Purchaser shall assume all risk and liability relating thereto.

(b)                                 If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Sellers receive written notice of such election prior to the Closing, such Preference Property will be eliminated from the Combined Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)                                  If

(i)                                     a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce a Preference Right;

(ii)                                  a Combined Asset is subject to a Transfer Requirement that is not a Soft Consent and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date; or

(iii)                               the holder of a Preference Right does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired;

then, unless otherwise agreed by Sellers and Purchaser, the Combined Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Combined Assets to be transferred and conveyed (directly or indirectly) to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b).  Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Purchaser pursuant to this Agreement and Sellers comply with or obtain a waiver of or notice of election not to exercise, or otherwise satisfies, all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 7.7(c) (or if multiple Combined Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Sellers a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Sellers and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

(d)                                 Purchaser acknowledges that Sellers desire to sell all of the Assets to Purchaser and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Sellers do not desire to sell any Property affected by a Preference Right to Purchaser unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement.  In furtherance of the foregoing, Sellers’ obligation hereunder to sell the Preference Properties to Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c)).

Section 7.8                                   Tax Matters.

(a)                                 Sellers shall be responsible for all Asset Taxes that are attributable to any period of time at or prior to Effective Time.  Purchaser shall be responsible for all Asset Taxes that are attributable to any period of time after the Effective Time.  For the purposes of determining such allocations, Asset Taxes shall be allocated in accordance with Section 1.4(b)(ii).  For purposes of this Section 7.8(a), ad valorem and real property Taxes assessed for a particular time period shall be deemed “attributable” to such time period, even if such assessment is valued based upon production or other data for prior Tax periods.  Regardless of which Party is responsible, Sellers shall handle payment to the appropriate Governmental Body of all Asset Taxes affecting the ownership or operation of the Combined Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Asset Taxes), and Purchaser shall handle payment to the appropriate Governmental Body of all Asset Taxes affecting the ownership or operation of the Combined Assets which are required to be paid after Closing (and shall file all Tax Returns with respect to such Taxes).  To the extent the actual amount of an Asset Tax is not known at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.2 or Section 9.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.  To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 9.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under the provisions of Section 1.4(b)(ii). If requested by Purchaser, Sellers will assist Purchaser with preparation of all Asset Tax Returns due on or before thirty (30) days after Closing (including any extensions requested).  Sellers shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Sellers after the Closing Date affecting the Assets and any supporting documentation provided by Sellers to Governmental Bodies.

(b)                                 Income or franchise Taxes assessed against the Companies, if any, shall be apportioned between the Parties as of the Closing Date with (a) the Sellers being obligated to pay the amount that would be payable if the Tax period of such Company ended on (and included) the Closing Date, and (b) Purchaser being obligated to pay the remainder; provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.  Except as expressly provided in this Section 7.8(b), each Party shall retain liability for, and shall be solely responsible for, any and all assessments against it for U.S. federal and state income Taxes and franchise Taxes.  The Sellers shall prepare or cause to be prepared all Tax Returns of each Company (other than Asset Tax Returns described in Section 7.8(a)) that solely relate to period ending on or before the Closing Date.  Purchaser shall prepare or cause to be prepared all Taxes Returns of each Company with respect to any Tax Period beginning on and ending after the Closing Date.  In the event any Party makes any payment (directly or indirectly) for Taxes that are allocable to the other Party under this Section 7.8(b), each Party shall reimburse each other Party in an amount necessary to cause each Party to bear their share of Taxes as allocated under this Section 7.8(b) promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of the reimbursement.

(c)                                  Purchaser and Sellers shall cooperate fully, as and to the extent able and as reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent applicable, Purchaser and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal. Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(d)                                 Sellers shall promptly notify Purchaser in writing upon receipt by any Seller of notice of any pending or threatened Asset Tax audits or assessments relating to the income, properties or operations of any Seller that reasonably may be expected to relate to or give rise to a lien on the Combined Assets.  Each of Purchaser and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(e)                                  Any payments made to any party pursuant to Article 11 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Sellers on their Tax Returns to the extent permitted by law.

(f)                                   Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection of accommodating a 1031 exchange (as provided for under Section 1031 of the Code).  Each of Purchaser and Sellers reserve the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code. In order to effect a Like-Kind Exchange, the non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, that neither Purchaser nor Sellers shall be required to take title to any property other than the Assets in connection with the Like-Kind Exchange, and Closing will not be delayed by reason of any such Like-Kind Exchange.  Purchaser and Sellers acknowledge and agree that a whole or partial assignment of this Agreement to a Qualified Intermediary shall not release the other party from any of its respective promises, liabilities and obligations to the other party or expand any promises, liabilities or obligations of such party under this Agreement. Neither party represents to the other that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange. Neither party shall be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other party’s Like-Kind Exchange, and each party shall hold harmless and indemnify the other party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

Section 7.9                                   Further Assurances.  After the Closing, Sellers and Purchaser shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver all such further conveyances, transfer orders, division orders, notices assumptions, releases and acquittances, and such other instruments, and shall take such further actions as may be necessary or appropriate to assure fully to Purchaser or Sellers (including their successors and assigns) as the case may be, that the transactions described in this Agreement shall be completed and that all of the Assets intended to be conveyed under the terms of this Agreement are so conveyed, including such Assets that are improperly described herein or inadvertently omitted from this Agreement and/or the Conveyance (including the Exhibits attached to each) and to assure fully that Purchaser has assumed the liabilities and obligations intended to be assumed by Purchaser pursuant to this Agreement.

Section 7.10                            Assignment of Excluded Company Assets. Prior to Closing, the Companies shall execute and deliver an assignment to Sellers of the Company Excluded Assets, as well as any other Company Assets excluded from the transactions contemplated hereunder, which assignment shall be in the form attached hereto as Exhibit E without any warranty or liability of any kind.  Notwithstanding anything contained in this Agreement to the contrary, any Combined Assets which are assigned to Sellers pursuant to this Section 7.10 and are conveyed to Purchaser at a delayed Closing pursuant to Section 3.4(d)(iii) shall, immediately upon such assignment to Purchaser, cease to be “Company Excluded Assets” for purposes of Article 11.

Section 7.11                            Interim Hedging Activities.

(a)                                 On or prior to the 10th Business Day after the execution date of this Agreement, Purchaser may deliver a written notice to Guarantor (for purposes of this Section, the “Seller Hedging Party”) specifying any volumes Purchaser would like to be hedged pursuant to the hedging transactions generally described on Schedule 7.11 and not exceeding the aggregate volumes set forth on Schedule 7.11 (collectively, the “Hedging Transactions”) for Purchaser with a Counterparty, and upon receipt of any such notice on a Business Day during normal business hours, Seller Hedging Party shall use commercially reasonable efforts to promptly enter into the requested Hedging Transactions, provided that Seller Hedging Party does not have to enter into any such Hedging Transaction unless the applicable Counterparty or Counterparties identified in such request (i) agree to the Hedging Transaction requested by Purchaser, (ii) each of the Counterparties in the documents evidencing any such Hedging Transaction will permit the assignment by Seller Hedging Party to Purchaser (and/or Purchaser’s designee) at the Closing of all of the trades that are the subject of any such Hedging Transaction.

(b)                                 At the Closing, Seller Hedging Party shall assign to Purchaser (or Purchaser’s designee) all of the trades that are the subject of the Hedging Transactions entered into by Seller Hedging Party for Purchaser (or Purchaser’s designee) pursuant to this Section 7.11 and Purchaser (or such Purchaser’s designee) shall accept such assignment from Seller Hedging Party and assume all obligations and liabilities attributable thereto pursuant to all documentation required by the applicable Counterparties.

(c)                                  In the event that this Agreement is terminated pursuant to (i) Section 10.1(c), (ii) Section 10.1(b)(i) because the conditions set forth in Section 8.1(e) or Section 8.2(e) are not satisfied, or (iii) except to the extent any such termination is as of a result of a Stockholder Proceeding, Section 10.1(b)(ii), then within ten (10) Business Days following the termination of this Agreement in accordance with Article 10 by Sellers, Seller Hedging Party shall unwind all Hedging Transactions with each Counterparty and the Purchaser shall be obligated for, and shall promptly pay to Seller Hedging Party, all Hedging Losses, if any, resulting from or attributable to the Hedging Transactions for which Seller Hedging Party entered into for Purchaser and the unwind thereof.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Hedging Transactions and the underlying contracts and the actions to be taken by Seller Hedging Party in accordance with this Section 7.11 are an exception to, and will under no circumstance constitute a breach of any of (i) the representations and warranties made by Sellers in Section 5.10 and (ii) Sellers’ covenants contained in Section 7.6.

Section 7.12                            Debt Financing.

(a)                                 From the date of this Agreement, Sellers and their Affiliates shall use commercially reasonable efforts to provide commercially reasonable cooperation in connection with the arrangement of the Debt Financing (or any permitted replacement, amended, modified or any Alternate Financing) as may be reasonably requested in writing by Purchaser or its representatives (provided, that such requested cooperation is customary in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by this Agreement and such requested cooperation does not unreasonably interfere with the ongoing business of Sellers or their Affiliates), including delivering and furnishing, as promptly as reasonably practicable, such financial and other information as Purchaser shall reasonably request in writing regarding the Assets and/or the Companies that is required to be provided by Purchaser in order to consummate the Debt Financing, including lease, well and production records and financial statements, it being understood and agreed that all materials and information obtained by Purchaser pursuant hereto may be shared with the Debt Financing Sources; provided that (A) this Section 7.12 shall not require travel by any of the subject Persons in order to comply with the terms hereof, (B) Purchaser shall reimburse all out of pocket expenses incurred by Sellers or any of their Affiliates or representatives in complying with this Section 7.12, (C) neither Sellers nor any of their Affiliates or representatives make any representations or warranties, express or implied, in connection with the information provided hereunder, including with respect to the accuracy or completeness of the information, (D) Purchaser will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby, and (E) Sellers shall not be obligated to spend any out-of-pocket sums or amounts in connection with its cooperation under this Section. Notwithstanding anything stated in this Agreement to the contrary, Sellers shall not have any liability to Purchaser with regard to assistance, lack of assistance, information or data provided in connection with this Section 7.12 and no action or inaction by Sellers under this Section 7.12 shall permit or allow Purchaser to terminate this Agreement.

(b)                                 Purchaser shall use its commercially reasonable efforts to keep Sellers reasonably informed with respect to material activity concerning the status of the Debt Financing contemplated by any Debt Commitment Letter.  Without limiting the foregoing, Purchaser agrees to notify Sellers promptly after any of its officers obtaining actual knowledge thereof, if at any time (i) any Debt Commitment Letter shall expire or be terminated for any reason or (ii) any Debt Financing Source that is a party to its Debt Commitment Letter notifies Purchaser in writing that such Debt Financing Source no longer intends to provide financing to Purchaser on the terms set forth therein, or (iii) for any reason Purchaser no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by any Debt Commitment Letter on the terms described therein, in each case to the extent such event would reasonably be expected to delay or prevent (or result in the delay or prevention of) the Closing.

Section 7.13                            Financial Records and Access to Information.  For a period following the Closing Date until the third anniversary of the Closing Date, Sellers shall (and shall cause their Affiliates to), in a manner consistent with its past practice with respect to the preparation of financial information:

(a)                                 make all financial records and all financial information related to the Assets and the Companies (the “Financial Records”) for the period prior to the Closing Date that is necessary for Purchaser to prepare and obtain the audit of any financial statements relating to the Assets and the Companies to the extent required to be filed (such filings, the “Filings”) by Purchaser or its Affiliates with the SEC pursuant to the Securities Act and the rules and regulations thereunder or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder available to Purchaser and its representatives at Seller’s offices;

(b)                                 shall provide Purchaser with reasonable access, at reasonable times and upon prior notice, and at no cost to Sellers, to the employees of Sellers or their Affiliates associated with the preparation of those Financial Records for purposes of performing Purchaser’s audits and financial filings required by a Governmental Body;

(c)                                  provide reasonable cooperation to the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements of Seller or its Affiliates with respect to the Assets and the Companies that Purchaser or any of its Affiliates requires to comply with the requirements of the Securities Act or Exchange Act with respect to any Filings; and

(d)                                 retain all relevant information and documents in its possession that would reasonably be expected to be necessary in connection with the preparation and audit of financial statements with respect to the Assets and the Companies as provided in this Section 7.13.

Without limiting the generality of the forgoing, Sellers shall have no obligation to provide any financial statements that are not required by the SEC, and Purchaser shall use commercially reasonable efforts to minimize the periods and dates presented of financial statements and other information to be included in such financial statements that would otherwise be required by the SEC, including, by promptly seeking waivers, exemptions or advice from the staff of the SEC.

Section 7.14                            Available Employees.  Within five (5) Business Days after the execution of this Agreement, Sellers shall deliver to Purchaser a schedule with respect to each of the Available Employees that includes the following data: name, job title, salary or wage, bonus eligibility / target, long term incentive eligibility / target, whether such employee is on a leave of absence, current location, and start date.  Sellers and their Affiliates shall make the Available Employees reasonably available to Purchaser in order for Purchaser to conduct interviews and make decisions regarding offers of employment with respect to the Available Employees.  Purchaser will notify Sellers as to which of the Available Employees it intends to make offers of employment to at least fifteen (15) Business Days prior to the Closing and shall within two (2) Business Days thereafter make such offers to such Available Employees; provided that any such employment of an Available Employee who accepts an employment offer by Purchaser shall not commence until the Termination Date (as such term is defined in the Transition Service Agreement).  Purchaser shall promptly notify Sellers in writing as to the identities of such Available Employees who have accepted offers of employment from Purchaser or its Affiliates and Sellers and their Affiliates shall terminate the employment of such Available Employees effective as of the Termination Date (as such term is defined in the Transition Service Agreement).  Nothing herein, expressed or implied, shall confer upon any Available Employees

(or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise.

Section 7.15                            Preparation of the Information Statement.

(a)                                 Promptly after the execution of this Agreement and in lieu of calling a meeting of Guarantor’s stockholders, Guarantor shall submit a form of irrevocable written consent attached hereto as Exhibit H to record holders of at least a majority of the outstanding shares of Guarantor’s common stock seeking the Stockholder Consent.  In connection with seeking the Stockholder Consent, Guarantor shall take all actions necessary to comply, and shall comply in all respects, with the General Corporate Law of the State of Delaware, including Section 228 and Section 271 thereof, and Guarantor’s Charter Documents.

(b)                                 As promptly as practicable following the date of this Agreement (and in any event within 15 Business Days after the date of this Agreement), Guarantor shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning its seeking the Stockholder Consent (the “Information Statement”). Purchaser shall furnish all information concerning it to Guarantor as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Guarantor shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide Purchaser with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Guarantor shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Guarantor (i) shall provide Purchaser a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Purchaser.  If, at any time prior to the date that is 20 days after the Information Statement is first mailed to Guarantor’s stockholders, any information relating to Sellers, Guarantor, Purchaser or any of their respective Affiliates, officers or directors should be discovered by Guarantor or Purchaser which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Guarantor.

(c)                                  Guarantor agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Information Statement will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of Guarantor, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by Guarantor with respect to statements made in the Information Statement based on information supplied in writing by or on behalf of Purchaser specifically for inclusion or incorporation for reference therein. Purchaser agrees that none of such information provided by or on behalf of Purchaser will, at the date the Information Statement is filed with the SEC or mailed to the stockholders of Guarantor, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)                                 Guarantor shall use its reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the stockholders of Guarantor, in each case as promptly as practicable after, and in any event within five (5) Business Days after, the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement.

Section 7.16                            Indenture Matters.

(a)                                 Guarantor shall, and shall cause the guarantors under the Indenture (the “Notes Guarantors”) to, commence on or after the date hereof and consummate on or prior to the date that is ten (10) Business Days after the execution of this Agreement (the “Indenture Consent Date”) a consent solicitation (the “Consent Solicitation”) pursuant to which a supplemental indenture is sought to be approved, executed and delivered, which supplemental indenture would amend the Indenture and the Notes to modify, delete or waive the change of control covenants, the merger covenants, and any other provision in the Indenture or the Notes that could be breached by the transactions contemplated by this Agreement or that would require Purchaser or any Company to assume or become liable for or in respect of any of the Notes or any other obligations in connection with the Indenture in such a way as to prevent any such breach, assumption or liability (collectively, the “Target Provisions”).

(b)                                 Guarantor’s obligation to make any payment with respect to the Consent Solicitation may be subject to one or more conditions reasonably acceptable to Purchaser, including the contemporaneous consummation of the transactions contemplated hereby. The Consent Solicitation shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

(c)                                  Guarantor shall, and shall cause the Notes Guarantors to, waive any of the conditions to the Consent Solicitation as may be reasonably requested by Purchaser (other than the condition that payment with respect to the Consent Solicitation be conditioned on the consummation of the transactions contemplated hereby and that there shall be no Law prohibiting consummation of the Consent Solicitation), if such waivers would not cause the Consent Solicitation to violate the Indenture, the Exchange Act, the Trust Indenture Act of 1939, as amended, or any other applicable Law. Without the prior consent of Purchaser, Guarantor shall not, and shall not permit any Notes Guarantor to, waive any condition to the Consent

Solicitation or make any change, amendment or modification to the terms and conditions of the Consent Solicitation (including any extension thereof), which consent shall not be unreasonably withheld, or as otherwise required to comply with applicable Law.

(d)                                 Guarantor shall, until the Consent Solicitation has been consummated and the supplemental indenture with respect thereto has been executed and has become effective, prepare, in consultation with Purchaser, as promptly as practicable, all agreements, documents, instruments and other writings necessary or advisable in respect thereof, including a consent solicitation statement, a form of supplemental indenture, officers’ certificates and legal opinions (collectively, the “Indenture Documents”).

Section 7.17                            Non-Solicitation

(a)                                 Guarantor, Sellers and the Companies agree that they shall, and that they shall use their reasonable best efforts to cause their respective Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal or a proposal or offer that could reasonably be expected to lead to a Competing Proposal and, until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, not, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any inquiry or proposal with respect to the making of a Competing Proposal or a proposal that could reasonably be expected to lead to a Competing Proposal; (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any way with any Person with respect to, any Competing Proposal or any proposal that could reasonably be expected to lead to a Competing Proposal; (iii) engage in discussions with any Person with respect to any Competing Proposal or any proposal that could reasonably be expected to lead to a Competing Proposal; (iv) approve or recommend (or publicly propose to approve or recommend) any Competing Proposal; or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal or requiring any of Guarantor, any of Sellers or any of the Companies to terminate or fail to consummate the transactions contemplated by this Agreement.  Guarantor, Sellers and the Companies shall promptly after the date hereof (x) revoke or withdraw access of any Person other than Purchaser and its Representatives to any data room (virtual or actual) containing any non-public information with respect to Guarantor, Sellers and the Companies previously furnished with respect to a Competing Proposal and (y) instruct each Person, other than Purchaser and its Representatives, that has executed a confidentiality agreement relating to a Competing Proposal with or for the benefit of any of Guarantor, any of Sellers or any of the Companies promptly to return to Guarantor, Sellers and/or the Companies or destroy all information, documents, and materials relating to the Competing Proposal or to Guarantor, Sellers and/or the Companies or their businesses, operations or affairs heretofore furnished by any of Guarantor, any of Sellers and/or any of the Companies or any of their respective Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)                                 Notwithstanding the limitations set forth in Section 7.17(a), if after the date hereof and at any time prior to August 11, 2017, any of Guarantor, any of Sellers or any of the Companies receive a bona fide written Competing Proposal that did not result from a breach of this Section 7.17 and the board of directors of Guarantor determines in good faith after consultation with Guarantor’s outside legal and financial advisors (i) that such Competing Proposal constitutes or could reasonably be expected to result in, after the taking of any of the actions referred to in either of clause (x) or (y) below, a Superior Proposal and (ii) failure to take any action would be inconsistent with the fiduciary duties of the board of directors of Guarantor to the stockholders of Guarantor under applicable Law, Guarantor, Sellers or the Companies may take the following actions: (x) furnish information to the Third Party making such Competing Proposal (provided, that substantially concurrently Guarantor, Sellers or the Companies makes available such information to Purchaser to the extent such information was not previously made available to Purchaser) and (y) engage in discussions or negotiations with the Third Party with respect to the Competing Proposal (and enter into a confidentiality agreement in connection therewith); provided, however, that Guarantor shall provide at least 24 hours’ written notice to Purchaser of such determination of the board of directors of Guarantor pursuant to clauses (i) and (ii) above and the taking of such actions as described in clauses (x) and (y) above.  From and after the execution of this Agreement, Guarantor, Sellers and the Companies shall promptly notify (and in any event, within 24 hours) Purchaser of the receipt of any Competing Proposal, and (A) if it is in writing, deliver to Purchaser a copy of such Competing Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Competing Proposal and the identity of the Person making such Competing Proposal or (B) if oral, provide to Purchaser a summary of the material terms and conditions thereof including the identity of the Person making such Competing Proposal.  Guarantor, Sellers and the Companies shall keep Purchaser reasonably informed on a prompt and timely basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal.

(c)                                  Except as otherwise provided in Section 7.17(b), neither the board of directors of Guarantor nor any committee thereof may (i) approve, adopt, endorse, or recommend (or publicly propose to approve, adopt, endorse or recommend) any Competing Proposal (it being understood that the Guarantor may make any factually accurate public statement that solely describes Guarantor’s, Sellers’ or the Companies’ receipt of a Competing Proposal and the operation of this Agreement with respect thereto or any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) except as expressly contemplated by Section 7.17(b), cause or permit Guarantor, Sellers and/or the Companies to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle regarding or providing for any Competing Proposal (other than a confidentiality agreement).

(d)                                 Nothing in this Section 7.17 shall be deemed to prohibit Guarantor from complying with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or to prohibit Guarantor from making any disclosure if the board of directors of Guarantor determines in good faith after consultation with Guarantor’s outside legal advisors that the failure to do so would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, nor shall any such action be deemed to constitute a breach of Sellers’ and/or the Companies’ obligations under this Agreement.

(e)                                  Notwithstanding anything else to the contrary contained in this Agreement, if at any time prior to August 11, 2017, Guarantor, Sellers and/or the Companies receives a Competing Proposal and the board of directors of Guarantor determines in good faith, after consultation with outside legal counsel and its financial advisors, that such Competing Proposal constitutes a Superior Proposal and failure to take any action would be inconsistent with the fiduciary duties of the board of directors of Guarantor to the stockholders of Guarantor under applicable Law, then the board of directors of Guarantor may cause Guarantor, Sellers and the Companies to terminate this Agreement and enter into a binding written agreement (a “Superior Proposal Agreement”) with respect to such Superior Proposal pursuant to Section 10.1(e); provided, however, that such termination shall only be effective if: (i) (x) Guarantor, Sellers and/or the Companies shall have complied with this Section 7.17 in all material respects and (y) Guarantor, Sellers and the Companies shall have provided written notice to Purchaser of Sellers’ and the Companies’ intention to terminate this Agreement, which notice shall include the terms of the Superior Proposal, including the final draft of the Superior Proposal Agreement and the identity of the Person making such Competing Proposal (the “Termination Intent Notice”); (ii) during the three (3) Business Day period immediately following Guarantor’s, Sellers’ and the Companies’ delivery to Purchaser of the Termination Intent Notice (the “Negotiation Period”), (x) Guarantor, Sellers and the Companies shall have, if requested by Purchaser, negotiated in good faith with respect to any proposals for amendments to this Agreement made by Purchaser and (y) Guarantor, Sellers and the Companies shall keep Purchaser reasonably informed with respect to the status and changes in the material terms and conditions of such Competing Proposal or other changes in circumstances related thereto; provided, however, that any material revisions to such Competing Proposal (it being agreed that any change in the purchase price in such Competing Proposal shall be deemed a material revision) shall require delivery of a subsequent Termination Intent Notice and a subsequent Negotiation Period in respect of such revised Competing Proposal, except that such subsequent Negotiation Period shall expire two (2) Business Days immediately following the delivery to Purchaser of the subsequent Termination Intent Notice; (iii) within one (1) Business Day following the expiration of the Negotiation Period, the board of directors of Guarantor has determined in good faith, after consultation with Guarantor’s outside legal and financial advisors, taking into account all amendments or revisions to this Agreement proposed by Purchaser, that (x) the Competing Proposal remains a Superior Proposal and (y) the failure to enter into the Competing Proposal would be inconsistent with the fiduciary duties of the board of directors of Guarantor to the stockholders of Guarantor under applicable Law; (iv) the Sellers have paid the Termination Fee to Purchaser upon the termination of this Agreement in accordance with the terms of this Agreement; and (v) Guarantor, Sellers and/or the Companies enter into such Superior Proposal Agreement substantially concurrently with the termination of this Agreement.

(f)                                   As used in this Agreement, “Competing Proposal” shall mean any bona fide proposal from a Third Party for (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (x) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of Guarantor; or (y) Guarantor issues securities representing more than 20% of the outstanding shares of any class of voting securities of Guarantor; (ii) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of Guarantor, Sellers, the Companies or any subsidiaries thereof that constitute or account for (x) more than 20% of the consolidated net revenues of Guarantor, consolidated net income of Guarantor or consolidated book value of Guarantor; or (y) more than 20% of the fair market value of the assets of Guarantor or (iii) any liquidation or dissolution of Guarantor.

(g)                                  As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal made after the date hereof (with all percentages in clause (i) and clause (ii) of the definition of Competing Proposal increased to fifty percent (50%)) that did not result from a material breach of Section 7.17(a) or (b), and that is or, in the good faith judgment of the board of directors of Guarantor, is reasonably capable of being fully financed, on terms that the board of directors of Guarantor determines in good faith, after consultation with Guarantor’s outside financial and legal advisors, would be more favorable to Guarantor and its stockholders from a financial point of view than the transactions contemplated by this Agreement, after taking into account any proposal by Purchaser in writing to amend or modify the terms hereof and all factors the board of directors of Guarantor acting in good faith considers to be appropriate.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1                                   Conditions of Sellers to Closing.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Sellers:

(a)                                 Representations. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(b)                                 Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c)                                  Proceedings. (i) No Proceeding by a Third Party (including any Governmental Body) seeking substantial damages or seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree with respect thereto shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, that any Proceedings brought by stockholders of the Guarantor from and after the Execution Date which arise from, are attributable to or result from Sellers and the Companies executing of this Agreement and the consummation of the transactions contemplated hereby (“Stockholder Proceedings”) shall not be applicable to this Section 8.1(c)(i) and (ii) no order, writ, injunction or decree with respect thereto shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by this Agreement in connection any Stockholder Proceeding.

(d)                                 Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Sellers duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3;

(e)                                  HSR Act. Subject to Section 7.2(b), and to the extent this transaction is subject to the HSR Act, any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(f)                                   Title Defects etc.  The sum of (a) all Title Defect Amounts (such amount as agreed to by the parties and/or determined by the Title Expert), (b) all Environmental Defect Amounts for Environmental Defects (such amount as agreed to by the parties and/or determined by the Independent Expert), (c) the dollar amount of all aggregate Losses associated with all casualty losses under Section 3.5 (such amount as agreed to by the parties and/or determined by the Title Expert), and (d) the aggregate Allocated Values of the Assets excluded from the transaction pursuant to Section 3.4, Section 4.3 and Section 7.7 shall not exceed 15% of the Purchase Price; provided, however, that if there are any title or environmental matters submitted to a Title Expert and/or Independent Expert in accordance with Section 3.4(k) or Section 4.3(b), or there is a dispute regarding casualty losses which is submitted to dispute resolution under Section 3.5, as applicable, and the sum of all amounts in dispute (using Purchaser’s asserted Title Defect Amount, Environmental Defect Amount or Purchaser’s asserted estimate of the value of casualty losses under Section 3.5) would, when added to the sum of the other amounts described in subparts (a)-(d) above, exceed 15% of the Purchase Price, then this condition shall not be deemed to be satisfied unless and until the decision of the Title Expert and/or Independent Expert and/or other expert appointed under Section 3.5, pursuant to such Section or Sections, as applicable have rendered such determination and, only then, to the extent the final sum of subparts (a)-(d) above does not then exceed 15% of the Purchase Price.

(g)                                  Stockholder Consent.  The Stockholder Consent shall have been obtained in accordance with applicable Law and Guarantor’s Charter Documents.

(h)                                 SEC Information Statement.  Guarantor shall have sent its definitive Information Statement on Schedule 14C with respect to the transactions contemplated by this Agreement to its stockholders at least 20 calendar days prior to the Closing Date and the consummation of the transactions contemplated by this Agreement shall be permitted by Regulation 14C of the Exchange Act.

(i)                                     Consent Solicitation.  The requisite consents pursuant to the Consent Solicitation shall have been obtained and the Consent Solicitation shall have been consummated, including payment of any consent fee, pursuant to the terms thereof, and the execution and delivery of a supplemental indenture by Guarantor, the Notes Guarantors and the trustee under the Indenture modifying, waiving or deleting the Target Provisions.

Section 8.2                                   Conditions of Purchaser to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)                                 Representations.  Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (without regard to any materiality qualifiers, including any Material Adverse Effect) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all respects (without regard to any materiality qualifiers, including any Material Adverse Effect) as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(b)                                 Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to or on the Closing Date;

(c)                                  Proceedings.  (i) No Proceeding by a Third Party (including any Governmental Body) seeking substantial damages or seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction or decree with respect thereto shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby; provided, however, that any Stockholder Proceedings shall not be applicable to this Section 8.2(c)(i) and (ii) no order, writ, injunction or decree with respect thereto shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated by this Agreement in connection any Stockholder Proceeding.

(d)                                 Deliveries.  Sellers shall have delivered (or be ready, willing and able to immediately deliver) to Purchaser duly executed counterparts of the Conveyance and all other documents and certificates to be delivered by Sellers under Section 9.2 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e)                                  HSR Act. Subject to Section 7.2(b), and to the extent this transaction is subject to the HSR Act, any waiting period applicable to the consummation of the transaction contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(f)                                   Title Defects etc.  The sum of (a) all Title Defect Amounts (such amount as agreed to by the parties and/or determined by the Title Expert), (b) all Environmental Defect Amounts for Environmental Defects (such amount as agreed to by the parties and/or determined by the Independent Expert), (c) the dollar amount of all aggregate Losses associated with all

Casualty Losses (such amount as agreed to by the parties and/or determined by the Title Expert), and (d) the aggregate Allocated Values of the Assets excluded from the transaction pursuant to Section 3.4, Section 4.3 and Section 7.7 shall not exceed 15% of the Purchase Price; provided, however, that if there are any title or environmental matters submitted to a Title Expert and/or Independent Expert in accordance with Section 3.4(k) or Section 4.3(b), or there is a dispute regarding casualty losses which is submitted to dispute resolution under Section 3.5, as applicable, and the sum of all amounts in dispute (using Purchaser’s asserted Title Defect Amount, Environmental Defect Amount or Purchaser’s asserted estimate of the value of casualty losses under Section 3.5) would, when added to the sum of the other amounts described in subparts (a)-(d) above, exceed 15% of the Purchase Price, then this condition shall not be deemed to be satisfied unless and until the decision of the Title Expert and/or Independent Expert and/or other expert appointed under Section 3.5, pursuant to such Section or Sections, as applicable have rendered such determination and, only then, to the extent the final sum of subparts (a)-(d) above does not then exceed 15% of the Purchase Price.

(g)                                  Stockholder Consent.  The Stockholder Consent shall have been obtained in accordance with applicable Law and Guarantor’s Charter Documents.

(h)                                 SEC Information Statement.  Guarantor shall have sent its definitive Information Statement on Schedule 14C with respect to the transactions contemplated by this Agreement to its stockholders at least 20 calendar days prior to the Closing Date and the consummation of the transactions contemplated by this Agreement shall be permitted by Regulation 14C of the Exchange Act.

(i)                                     Consent Solicitation.  The requisite consents pursuant to the Consent Solicitation shall have been obtained and the Consent Solicitation shall have been consummated, including payment of any consent fee, pursuant to the terms thereof, and the execution and delivery of a supplemental indenture by Guarantor, the Notes Guarantors and the trustee under the Indenture modifying, waiving or deleting the Target Provisions.

ARTICLE 9
CLOSING

Section 9.1                                   Time and Place of Closing.

(a)                                 Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), and subject to the provisions of Section 3.4, Section 4.3 and Section 7.7 relating to delayed Closings with respect to certain Combined Assets, the Closing shall take place at 10:00 a.m., local time, on September 7, 2017 (the “Scheduled Closing Date”), at the offices of Sellers, 1000 Louisiana St., Suite 6700, Houston, Texas 77002, unless another date, time or place is mutually agreed to in writing by Purchaser and Sellers.  If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Scheduled Closing Date is to occur pursuant to this

Section 9.1(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

(b)                                 The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2                                   Obligations of Sellers at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)                                 the Conveyance, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices, duly executed by Sellers and the assignments described in Section 7.4 duly executed by Sellers;

(b)                                 letters-in-lieu of transfer orders covering the Combined Assets, duly executed by Sellers and/or the Companies, as applicable;

(c)                                  a certificate duly executed by an authorized corporate officer of each Seller, dated as of Closing, certifying on behalf of each Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d)                                 evidence that all recordable releases from each Seller’s and each of their Affiliates lenders have been obtained relating to all mortgages and filings in accordance with the Uniform Commercial Code regarding the Combined Assets, the Companies and the Interests and a release of the Companies from all liability associated with any debt for borrowed money of Sellers or any of their Affiliates;

(e)                                  (i) the change of operator forms referenced in Section 7.4(c) to be executed by Sellers (or any Affiliate operator) and Purchaser and which shall be filed by Purchaser pursuant to Section 7.4(c) after Closing and (ii) notices to co-owners of those Combined Assets that Sellers or their Affiliates currently operates indicating that such Seller and/or its Affiliates is resigning as operator;

(f)                                   the Assignment of Membership Interests, duly executed by Sellers;

(g)                                  written resignations, effective immediately following the Closing, of each of the officers, directors and managers of each of the Companies and a release by such Person of all claims against any Company;

(h)                                 those consents, bank signatory cards or other approvals necessary in order to (i) permit any Persons specified by Purchaser in writing to Sellers not later than ten days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (ii) remove the authority or approval of all Signatories (unless Purchaser directs Sellers to allow any of the Signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts;

(i)                                     the Transition Services Agreement, duly executed by the applicable Sellers;

(j)            a certificate that each Seller is not a foreign person within the meaning of the Code, as described in Treasury Regulation 1.1445-2(b)(2);

(k)           joint written instructions to the Escrow Agent to release the Deposit to Sellers duly executed by Sellers;

(l)            such instruments needed to transfer to Purchaser all right, title, interest and estate of Sellers in the vehicles set forth on Schedule 1.2(k); and

(m)          any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Sellers at Closing.

Section 9.3            Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Sellers, or perform or caused to be performed, the following:

(a)           a wire transfer to Sellers in an amount equal to Sellers’ Closing Payment, in immediately available funds;

(b)           (i) the Conveyance, duly executed by Purchaser and (ii) the assignments described in Section 7.4 duly executed by Purchaser;

(c)           letters-in-lieu of transfer orders covering the Combined Assets, duly executed by Purchaser;

(d)           the Assignment of Membership Interests, duly executed by Purchaser;

(e)           the Transition Services Agreement, duly executed by Purchaser;

(f)            an amendment to the Charter Documents of each Company, executed by Purchaser as the sole member of such Company, effective immediately following the consummation of the Closing, evidencing a change in such Company’s name to remove the word “Halcón”;

(g)           a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(h)           joint written instructions to the Escrow Agent to release the Deposit to Sellers duly executed by Purchaser; and

(i)            any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Purchaser at Closing.

Section 9.4            Closing Adjustments.

(a)           Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser, based upon the best information available to Sellers and prepared in good faith, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2, less the Deposit.  The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amounts to be paid by Purchaser to Sellers at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Purchaser shall have the opportunity to review and discuss the preliminary settlement statement with Sellers; provided, however, Sellers shall not be required to make any change thereto to which Sellers do not agree so long as the preliminary settlement statement has been prepared by Sellers in good faith.

(b)           As soon as reasonably practicable after the Closing but not later than one hundred twenty (120) days following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price, and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”).  With the delivery of such statement, Sellers shall supply reasonable documentation available to support any credit, charge, receipt or other item. Sellers shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement.  Sellers and Purchaser shall undertake to agree on the final statement of the Final Purchase Price, and Sellers’ share thereof, no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”). In the event that Sellers and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be mutually accepted by Purchaser and Sellers, for review and final determination (subject to the following proviso, the “Agreed Accounting Firm”); provided that if the parties are unable to agree upon such independent accounting firm within 5 Business Days following the Final Settlement Date, then either party may request that the American Arbitration Association Houston office to choose such accounting firm. Each party shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five (25) pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such party may desire to submit. Within fifteen (15) Business Days after receiving the parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing a Sellers’ position or Purchaser’s position or a position in between those (but in no event higher or lower than the amounts proposed in the post-Closing statements exchanged between the parties, as described earlier in this subsection) based on the materials described above.  The Agreed Accounting Firm may not award damages or penalties to either party.  Any decision rendered by the Agreed Accounting Firm pursuant hereto shall be final, conclusive and binding on Sellers and Purchaser and will be enforceable against any of the parties in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne and paid one-half by Sellers and one-half by Purchaser.  Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case.  Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Sellers the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Sellers shall pay to Purchaser the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable.

(c)           All payments made or to be made hereunder to Sellers shall be by electronic transfer of immediately available funds to the account of Sellers as set forth on Schedule 9.4(c), for the credit of Sellers or to such other bank and account as may be specified by Sellers in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers.

(d)           Upon the agreement of the Parties on the Final Purchase Price as described in Section 9.4(b) above, or final determination thereof by the Agreed Accounting Firm, the Final Closing Statement shall be deemed final, and no more adjustments shall be made in accordance with this Section 9.4 and any and all liabilities relating to the Assets and the Interests shall be addressed exclusively under Article 11 below.

ARTICLE 10
TERMINATION

Section 10.1         Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           by mutual written consent of Sellers and Purchaser;

(b)           by Sellers or by Purchaser, if:

(i)            the Closing shall not have occurred on or before October 31, 2017, provided that if (A) any title or environmental matters are submitted to a Title Expert and/or Independent Expert in accordance with Section 3.4(k) or Section 4.3(b), as applicable, such date will be extended to be the date that is the 10th Business Day following the decision of the Title Expert and/or Independent Expert and/or other expert appointed under Section 3.5 pursuant to such Section or Sections, as applicable, if the proviso in Sections 8.1(f) or 8.2(f) apply, (B) if either party is exercising the cure right set forth in clause (c) or (d) below, such date will be extended to be the date that is the 10th day following the delivery of written notice pursuant to such clause or (C) if the Securities and Exchange Commission elects to review the Information Statement on Schedule 14C such that Guarantor is precluded from mailing the definitive Information Statement on Schedule 14C at least 20 calendar days prior to the Closing Date, such date will be extended to be the date that is the 5th Business Date after the 20th calendar day from such mailing (such date, as may be so extended, the “Termination Date”); provided, however, that if the conditions in Sections 8.1(f) and 8.2(f) are not satisfied as of the Scheduled Closing Date (other than for reasons stated in the proviso of such Sections), then either Sellers on one hand, or Purchaser, on the other, may terminate this Agreement after the Scheduled Closing Date (without waiting until the date specified in this Section above), and if the conditions in Sections 8.1(f) and 8.2(f) are not satisfied because of the reasons stated in the proviso of such Sections, and following the determination of the Title Expert and/or Independent Expert and/or casualty loss expert under Section 3.5, it is determined that Sections 8.1(f) and 8.2(f) are not satisfied, then either Sellers on one hand, or Purchaser, on the other, may terminate this Agreement after such determination (without waiting until the date specified in this Section above); or

(ii)           there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non appealable;

(c)           by Sellers, if Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and such failure has not been cured within ten (10) days after written notice thereof from Sellers to Purchaser;

(d)           by Purchaser, if Sellers shall have failed to fulfill in any material respect any of their obligations under this Agreement, and, such failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to Sellers;

(e)           by Sellers, if, prior to August 11, 2017, (i) none of the Sellers, Companies or Guarantor has breached its obligations under Section 7.17 in any material respect, (ii) the board of directors of Guarantor authorizes Guarantor, Sellers and/or the Companies, subject to complying the with terms of this Agreement, to enter into a Superior Proposal Agreement, (iii) Guarantor, Sellers and/or the Companies enter into (concurrently with such termination) such Superior Proposal Agreement and (iv) Sellers shall have paid the Termination Fee to Purchaser in accordance with Section 10.2 simultaneous with or prior to such termination and Purchaser shall be entitled to the return of the Deposit;

(f)            by Sellers or by Purchaser, if prior to July 24, 2017 (the “Target Consent Date”), Sellers have failed to obtain a written consent duly executed by the holders of a majority of the total outstanding shares of Guarantor’s common stock authorizing and approving the transactions contemplated by this Agreement (the “Stockholders’ Consent”);

(g)           by Sellers on the Indenture Consent Date, if prior to the Indenture Consent Date, (i) none of the Sellers, Companies or Guarantor has breached its obligations under Section 7.16 in any material respect and (ii) Guarantor has failed to obtain binding written support in order to effectuate an amendment to the Indenture modifying, waiving or deleting the Target Provisions;

(h)           by Sellers or by Purchaser, if both (1) Sellers fail to terminate this Agreement under Section 10.1(g) above and (2) on or prior to August 15, 2017, Sellers have failed to obtain the requisite consent in order to effectuate an amendment to the Indenture modifying, waiving or deleting the Target Provisions; or

(i)            by Purchaser, if on or before the 15th Business Day after the date of this Agreement, Seller Hedging Party: (i) has not entered into all of the Hedging Transactions for Purchaser (or Purchaser’s designee) set forth on Schedule 7.11, and (ii) has not used commercially reasonable efforts to do so in accordance with Section 7.11, after written notice from Purchaser of such breach and a reasonable opportunity for Sellers to cure;

provided, however, that no party shall have the right to terminate this Agreement pursuant to clause (b) (other than subclause (b)(i) above), (c) or (d) above if such party or its Affiliates are at such time in material breach of any provision of this Agreement; provided, however, that if Purchaser has a right to pursue, and has elected to pursue, specific performance under Section 10.2 below to force a closing and consummation of the transactions under this Agreement, then for so long thereafter as such specific performance efforts are being diligently pursued by Purchaser, Sellers shall not have the right to terminate this Agreement under Section 10.1(b)(i) above .

Section 10.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the parties shall have no liability or obligation hereunder (except for the provisions of Section 2.4, Section 4.1, Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 7.11(c), Section 11.7 and Section 11.8 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12 (other than Section 12.3, Section 12.5, Section 12.6, Section 12.20 and, except to the extent Section 12.21 would cover expressed liabilities of Sellers under this Agreement upon termination or post-termination, Section 12.21), all of which shall continue in full force and effect).  If Sellers terminate this Agreement because Purchaser has failed to satisfy the conditions set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(d); then Sellers shall be entitled to the Deposit (as the sole and exclusive remedy of Sellers and the Companies) and the parties shall provide written instructions to the Escrow Agent to deliver the Deposit to Sellers (which Deposit shall be deemed liquidated damages, and not a penalty, for such termination and the parties hereby agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers). If Sellers have failed to satisfy the conditions set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(d) (other than for the reasons described in Section 10.1(e), Section 10.1(f), Section 10.1(g), Section 10.1(h) or Section 10.1(i)), then Purchaser shall be entitled to elect one of the following, as its sole and exclusive remedy: (i) seek specific performance of the terms of this Agreement by Sellers, or (ii) terminate this Agreement and receive a return of the Deposit (and the parties shall provide written instructions to the Escrow Agent to deliver the Deposit to Purchaser) and seek damages from Sellers up to the amount of the Deposit.  If Sellers are entitled to and elect to terminate this Agreement pursuant to Section 10.1(e) or either party is entitled to and a party elects to terminate this Agreement pursuant to Section 10.1(h), then Purchaser shall be entitled to the Deposit (and the parties shall provide written instructions to the Escrow Agent to deliver the Deposit to Purchaser) and Sellers shall pay Purchaser, simultaneous with or prior to such termination, the Termination Fee, which shall be Purchaser’s sole and exclusive remedy for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (which Termination Fee shall be deemed liquidated damages, and not a penalty, for such termination and the parties hereby agree that the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Sellers) and upon payment of such amount neither the Sellers nor the Companies shall have any further liability or obligation related to or arising out of this Agreement or the transactions contemplated hereby. If either party is entitled to and a party elects to terminate this Agreement pursuant to Section 10.1(f) or if Seller is entitled to and elects to terminate this Agreement pursuant to Section 10.1(g), then Purchaser shall be entitled to the Deposit (and the parties shall provide written instructions to the Escrow Agent to deliver the Deposit to Purchaser) and Sellers shall promptly pay Purchaser, as Purchaser’s sole and exclusive remedy, the Expense Reimbursement Amount.  If either Sellers or Purchaser is entitled to and elects to terminate this Agreement for any reason under Section 10.1 other than as specifically addressed above in this Section 10.2, then the parties shall have no liability or obligation hereunder; provided that Purchaser, as Purchaser’s sole and exclusive remedy, shall be entitled to the Deposit (and the parties shall provide written instructions to the Escrow Agent to deliver the Deposit to Purchaser).

ARTICLE 11
POST-CLOSING OBLIGATIONS; INDEMNIFICATION; LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1         Assumed Seller Obligations.  Subject to the indemnification by Sellers under Section 11.3, on the Closing Date, Purchaser shall assume and hereby agrees to (or agrees to cause to) fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Sellers, known or unknown, with respect to the Combined Assets and the Interests, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests held in suspense (it being agreed that, notwithstanding anything in this Agreement to the contrary, subject to the provisions of Section 12.20 below, Purchaser shall assume Sellers’ liability for all suspended funds attributable to the Combined Assets and transferred to Purchaser pursuant hereto), (c) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) clean up, restore, remediate or otherwise respond to Hazardous Materials on, at or migrating from the premises covered by or related to the Combined Assets in accordance with applicable agreements and Laws, to comply with Laws concerning Hazardous Materials and Environmental Liabilities related to the Combined Assets, and to discharge all other Environmental Liabilities, (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related contracts, or as required by applicable Laws, (h) assume all claims, expenses, fees, obligations and liabilities with respect to matters identified on Schedule 5.7 (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include and Purchaser shall have no obligation to assume, any Losses, obligations or liabilities of Sellers to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”)

(i)            attributable to, or arise out of, the Excluded Assets or the Company Excluded Assets;

(ii)           Subject to Section 9.4(d), Property Costs for which a Seller is responsible pursuant to Section 1.4(b);

(iii)          Seller Taxes;

(iv)          Retained Employee Liabilities;

(v)           attributable to, or arising out of (A) the ownership or operation of any asset held or owned by any Company, other than a Company Asset, or (B) any business conducted by any Company, except with respect to any Company Asset; and/or

(vi)          attributable to, or arising out of (A) the Indenture and/or (B) any Stockholder Proceeding.

Section 11.2         Survival and Limitations; Exclusive Remedy.

(a)           The representations and warranties contained in Section 5.5, Section 5.7, Section 5.9, Section 5.10, Section 5.11, Section 5.12, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17, Section 5.18, Section 5.19, Section 5.20, Section 5.23, Section 5.24, Section 5.25, Section 5.27, Section 5.28, Section 5.29, Section 5.30, Section 5.31, Section 5.32, Section 6.4, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10, and Section 6.11 shall terminate twelve (12) months after Closing. The representations and warranties contained in Section 5.8 shall survive until the expiration of the applicable statute of limitations period, plus 30 days.  The representations and warranties contained in Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 5.21, Section 5.22, Section 5.26, Section 5.33, Section 6.1, Section 6.2, Section 6.3, and Section 6.5 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period.  Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement. The covenants and other agreements of Sellers and Purchaser set forth in this Agreement, to the extent that, by their terms, they are to be performed prior to or on the Closing Date (collectively, “Pre-Closing Covenants”), shall terminate on the date that is nine (9) months after Closing.  Except for the covenants and agreements (including indemnities) set forth in Section 11.3(a), Section 11.3(b) (with regard to Pre-Closing Covenants), Section 11.3(d), Section 11.3(e), Section 11.3(f), and Section 11.3(h), the covenants and agreements of Sellers and Purchaser set forth in this Agreement, to the extent that, by their terms, they are to be performed in whole or in part after the Closing (including the indemnities herein), shall survive without limitation. The indemnities set forth in in Section 11.3(d), 11.3(e), 11.3(f) and Section 11.3(h) shall terminate three (3) years after Closing.  Upon the termination of a covenant or agreement (including any indemnity) in accordance with the foregoing, such covenant or agreement (including any indemnity therefor) shall have no further force or effect for any purpose under this Agreement.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article 11 or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or before the expiration of the applicable survival period set forth in Section 11.2(a).  If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.2(a), then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

(c)           Sellers shall not have any liability for any indemnification or for any Losses under Section 11.3(a) (other than for breach of Fundamental Representations and the representations and warranties in Section 5.8), until and unless (i) the amount of the liability for any individual claim or series of claims arising out of the same or similar set of facts, for which a Claim Notice is delivered by Purchaser exceeds $150,000, (“Individual Indemnity Threshold”) and (ii) the aggregate amount of the liabilities for all claims and Losses for which Claim Notices are delivered by Purchaser exceeds two percent (2.0%) of the Purchase Price, and then only to the extent such damages or Losses exceed two percent (2.0%) of the Purchase Price (the “Aggregate Indemnity Deductible”); and further, for the avoidance of doubt, claims for which Claim Notices are delivered by Purchaser which do not meet the Individual Indemnity Threshold shall not be included in reaching the Aggregate Indemnity Deductible.

(d)           Sellers shall never be required to indemnify Purchaser, or otherwise be liable for any Losses or otherwise (AND PURCHASER, FOR ITSELF AND THE OTHER PURCHASER INDEMNIFIED PERSONS, HEREBY WAIVES, RELEASES AND FULLY DISCHARGES SELLERS) for aggregate damages and Losses in excess of fifteen percent (15%) of the Purchase Price (in each case) with respect to Sellers’ indemnification obligations under Section 11.3(a) for breach of its representations and warranties under this Agreement other than the Fundamental Representations and the representations set forth in Section 5.8, REGARDLESS OF FAULT (excluding, however, any Seller Indemnified Person’s gross negligence or willful misconduct). Without limitation of the foregoing, and notwithstanding anything stated to the contrary in this Agreement, except for any damages or losses relating to any Excluded Seller Obligation, Sellers shall never be required to otherwise indemnify Purchaser, or otherwise be liable for any Losses or otherwise (AND PURCHASER, FOR ITSELF AND THE OTHER PURCHASER INDEMNIFIED PERSONS, HEREBY WAIVES, RELEASES AND FULLY DISCHARGES SELLERS) for aggregate damages and Losses in excess one hundred percent (100%) of the Purchase Price (inclusive of the aggregate damages for which Purchaser may be indemnified pursuant to the immediately preceding sentence, which are limited to fifteen percent (15%) of the Purchase Price), REGARDLESS OF FAULT (including, for purposes of this sentence only, regardless of any Seller Indemnified Person’s gross negligence or willful misconduct).

(e)           The sole and exclusive remedy of the parties with respect to the purchase and sale of the Assets and the Interests shall be pursuant to the express provisions of this Agreement and the parties’ rights at law or in equity under any agreement delivered between the parties at Closing, including the Conveyance and Purchaser’s rights with respect to the special warranty of title thereunder. Without limitation of the foregoing, if the Closing occurs, the sole and exclusive remedy of the parties for any and all (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement and (c) other claims relating to the Assets and the Interests and the purchase and sale thereof, shall be (x) any right to indemnification from such claims that is expressly provided in this Agreement and (y) the rights of the parties at law or in equity under any other agreement delivered between the parties at Closing.

(f)            For purposes of determining any Losses that are subject to indemnification under Section 11.3 or Section 11.4, the words “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties shall be disregarded with regard to the calculation of such Losses only, but this calculation shall only occur after the determination of breach of the applicable representation and warranty, as written (with all “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” or other qualifiers therein having been applied).

Section 11.3         Indemnification by Sellers.  Subject to the terms, conditions, and limitations of this Article 11, from and after the Closing, Sellers hereby agree to indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of this Agreement of Purchaser (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person to the extent resulting from, arising out of or relating to any of the following REGARDLESS OF FAULT:

(a)           any breach of any representation or warranty of Sellers contained in this Agreement or in any certificate furnished by or on behalf of Sellers in connection with this Agreement;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Sellers contained in this Agreement or in any certificate furnished by or on behalf of Sellers in connection with this Agreement;

(c)           any Excluded Seller Obligations;

(d)           claims for personal injury and/or death arising from operations on or in connection with the ownership of the Combined Assets conducted by or chargeable to Sellers or any of their Affiliates prior to the Effective Time;

(e)           any mispayment or nonpayment of any royalties, overriding royalties, productions and other similar burdens on production attributable and allocable to the Combined Assets and payable by Sellers or the Companies prior to the Effective Time (but excluding any Suspense Funds for which the Purchase Price was reduced pursuant to this Agreement);

(f)            any mispayment or nonpayment of amounts owed to current or former co-tenants or working interest owners of the properties underlying any of the Combined Assets that as of the Effective Time were payable by any of the Sellers or any of their Affiliates or any of the Companies;

(g)           any criminal liability, criminal sanctions, acts or omissions of gross negligence or willful misconduct of any Seller Indemnified Person or any Company related to or arising out of the ownership or operation of the Combined Assets prior to the Closing Date;

(h)           except with respect to any Environmental Liabilities, any fines, sanctions or penalties imposed or assessed by any Governmental Bodies related to or arising out of the ownership or operation of the Combined Assets prior to the Closing Date;

(i)            the disposal or transportation of any Hazardous Substances by or chargeable to Sellers or their Affiliates attributable to the ownership or operation of the Combined Assets to any location not on the Combined Assets or lands pooled or unitized therewith prior to the Closing Date; and/or

(j)            any actions, suits or proceedings that are pending prior to the Closing Date and the matters described in Schedule 5.7(a) or Schedule 5.7(b) (in each case) to the extent related to or arising out of the ownership or operation of the Combined Assets for periods prior to the Closing Date; provided, however, that the foregoing indemnity obligation shall not apply with respect to the matter set forth on Schedule 5.7(a) styled as Burr, Jolene, et al. v. XTO Energy, Inc., et al., In the District Court, New Town, North Dakota, Three Affiliated Tribes, Fort Berthold Indian Reservation, Case No. CV-2014-0048, to the extent of obligations, liabilities and Losses, if any, that are attributable to, or relating to, operations from and after the Closing Date.

Section 11.4         Indemnification by Purchaser.  From and after the Closing, subject to the terms and conditions of this Article 11, Purchaser and the Companies hereby agree to indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of this Agreement of Sellers (collectively, the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to the following:

(a)           any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement REGARDLESS OF FAULT;

(b)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement REGARDLESS OF FAULT or any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement;

(c)           the ownership, use or operation of the Combined Assets after the Effective Time, REGARDLESS OF FAULT;

(d)           the ownership of the Interests, whether before, on or after the Effective Time, REGARDLESS OF FAULT;

(e)           the Assumed Seller Obligations REGARDLESS OF FAULT;

(f)            the indemnity obligation set forth in this Section 4.4; and

(g)           subject to Purchaser’s rights under Section 4.3, Environmental Laws, Environmental Defects, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF THE TIME OF OCCURRENCE AND REGARDLESS OF FAULT,

provided, however, that Purchaser shall not be obligated to indemnify, defend or hold harmless any Seller Indemnified Person pursuant to the foregoing for any Losses that are covered by an indemnity of Sellers, to the extent and for the periods that Sellers are obligated hereunder to provide such indemnity therefor under Section 11.3.

Section 11.5         Indemnification Proceedings.

(a)           In the event that any claim or demand for which Sellers or Purchaser (such Person, an “Indemnifying Party”) may be liable to a Purchaser Indemnified Person under Section 11.3 or to a Seller Indemnified Person under Section 11.4 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a Third Party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(b)           The Indemnifying Party shall have the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, and (ii) conducts the defense of such Third Party Claim in a diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.

(c)           If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)           In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained actual knowledge of the Loss giving rise to indemnification hereunder. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise materially prejudices the Indemnifying Party.

Section 11.6         Release.  EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO BY SELLERS PURSUANT TO SECTION 4.3 AND SUBJECT TO PURCHASER’S RIGHTS UNDER SECTION 4.3 AND SECTION 11.3 AND ITS RIGHTS WITH RESPECT TO ANY BREACH OF ANY OF SELLERS’ REPRESENTATIONS, WARRANTIES OR COVENANTS, PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.7         Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR AFFILIATES).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 9.2(c), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE COMBINED ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE COMBINED ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE COMBINED ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE COMBINED ASSETS OR FUTURE REVENUES GENERATED BY THE COMBINED ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE COMBINED

ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE COMBINED ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (IX) REDHIBITORY, PATENT OR LATENT DEFECTS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE COMBINED ASSETS AND INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR (X) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)           OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 5.7 OR SECTION 5.23, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE COMBINED ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE COMBINED ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.8         Waiver of Trade Practices Acts.

(a)           It is the intention of the parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Sellers, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, to the extent applicable, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has or will have assets as of the Closing of $25,000,000 or more; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Sellers.

(b)           Purchaser expressly recognizes that the price for which Sellers have agreed to perform their obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Sellers, in determining to proceed with the entering into this Agreement, have expressly relied on this waiver and the inapplicability of the DTPA.

(c)           In addition to the foregoing, and in order to ensure compliance with Texas’ DTPA Section 17.42(c), Purchaser waives all rights it may possess, if any, under the DTPA with the following certification:

WAIVER OF RIGHTS

PURCHASER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 11.9         Recording.  As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties where the Assets located and provide Sellers with copies of all recorded or approved instruments. The Conveyance in the form attached as Exhibit B is intended to convey all of the Assets being conveyed pursuant to this Agreement. Certain Assets or specific portions of the Assets that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Sellers to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

Section 11.10       Mutual Release.  Except for any Losses covered by the indemnities set forth in this Agreement and except for any rights of any party arising under any document executed and delivered at Closing in connection with the transaction contemplated hereby, from and after the Closing, each of Sellers, on the one hand, and each Company, on the other hand (in each case, a “Releasing Party”), hereby releases and discharges each other and each of their respective managers, directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Released Parties”) from any and all obligations (including indemnification obligations) and Losses, known and unknown, that such Releasing Party had, has or may claim to have had or have against a Released Party in its capacity as a direct or indirect member, officer, manager or other capacity of or with, or contractual or other arrangement with, a Company, as applicable, including any and all Losses, (whether such obligations or Losses arise in tort, contract, or statute and whether known or unknown,) (a) arising under a Company’s organizational or governing documents, any contract, or any applicable statute of any Governmental Body, (b) relating to any of the Combined Assets, or (c) relating to actions or omissions of any Released Party, including those committed while serving in their capacity as members, managers, directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives, or similar or dissimilar capacities.  THE RELEASES SET FORTH IN THIS SECTION 11.10 SHALL APPLY REGARDLESS OF FAULT, AND REGARDLESS OF GROSS NEGLIGENCE.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Counterparts.  This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2         Notice.  All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier service, by electronic mail, or by registered or certified mail, postage prepaid, as follows:

If to Sellers:

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention:  Steve Herod

Phone: 832-538-0506

E-mail: sherod@halconresources.com

and

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention:  David Elkouri

Phone: 832-538-0514

E-mail: delkouri@halconresources.com

With a copy to (which shall not constitute Notice to Sellers):	Thompson & Knight LLP 333 Clay Street Suite 3300 Houston, Texas 77002 Attention: Hunter White Phone: 713-951-5840 Email: Hunter.White@tklaw.com

If to Purchaser:	Bruin Williston Holdings, LLC 602 sawyer, Suite 710

Houston, Texas 77007 Attention: Matthew Steele Phone: 713-456-3001 Email: msteele@bruinep.com

With a copy to (which shall not constitute Notice to Purchaser):	ArcLight Capital Partners, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 Attn: Christine Miller Email: cmiller@arclightcapital.com

Each party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed if given on a business day during normal business hours or if given on another day or after normal business hours, then on the next business day.

Section 12.3         Sales or Use Tax Recording Fees and Similar Taxes and Fees.  Purchaser shall bear any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement (collectively “Transfer Taxes”) and hold Sellers harmless with respect to same.

Section 12.4         Expenses.  Except as otherwise expressly provided in Section 12.3 or elsewhere in this Agreement, (a) all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and (b) all such expenses incurred by Purchaser and all other fees and expenses relating to the registration of title to the Assets and Interests after Closing shall be borne solely and entirely by Purchaser.

Section 12.5         Change of Name.  As promptly as practicable, but in any case within sixty (60) days after the expiration of the Transition Services Agreement, Purchaser shall eliminate the name Halcón, and any variants thereof from the Combined Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

Section 12.6         Replacement of Bonds, Letters of Credit and Guarantees.  The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or any of their Affiliates with Governmental Bodies and relating to the Combined Assets may be transferable to Purchaser. Prior to Closing, Purchaser shall have obtained, or caused to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees set forth in Schedule 12.6, to the extent such replacements are necessary to permit the cancellation of such bonds, letters of credit and guarantees posted by Sellers or any of their Affiliates.

Section 12.7         Governing Law and Venue.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER (EXCEPT FOR DISPUTES REQUIRED HEREUNDER TO BE DETERMINED SOLELY BY ARBITRATION OR OTHER ALTERNATIVE DISPUTE RESOLUTION) SHALL BE PROPER ONLY IN HARRIS COUNTY, TEXAS.  EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING THE FOREGOING, SELLERS AGREE THAT THEY WILL NOT BRING OR SUPPORT, AND WILL NOT SUPPORT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT, ANY FINANCING CLAIM IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND THE APPELLATE COURTS THEREOF).

Section 12.8         Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9         Waivers.  Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10       Assignment.  Subject to the provisions of Section 7.8(f), no party shall assign all or any part of this Agreement, nor shall any party assign any of its rights or duties hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser shall have the right prior to the Closing to assign this Agreement and its rights and duties hereunder to any Affiliate of Purchaser (provided further than any such assignment shall not relieve the assigning party from any liability or obligation hereunder, and such assignment shall not be effective as to Sellers until they have received written notice thereof). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11       Entire Agreement.  The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12       Amendment.

(a)           This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)           No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

(c)           Notwithstanding anything to the contrary in this Section 12.12, (i) this Agreement may not be amended, supplemented or modified with respect to Section 7.12, Section 12.7, this Section 12.12(c), Section 12.13, Section 12.22, or the definitions of “Debt Financing Sources” and (ii) no term or condition of this Agreement with respect to Section 7.12, Section 12.7, this Section 12.12(c), Section 12.13, Section 12.22, or the definition of “Debt Financing Sources” may be waived by any party to the extent such amendment, supplement, modification or waiver would modify the substance of such sections, in the cases of clauses (i) and (ii) in a manner that is material and adverse to the interests of the Debt Financing Sources without the written consent of the Debt Financing Sources.

Section 12.13       No Third-Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser or Sellers to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Purchaser Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Person or an Purchaser Indemnified Person must be made and administered by a party to this Agreement).  Notwithstanding the foregoing, the Debt Financing Sources, their Affiliates and their respective representatives shall be express third party beneficiaries of, and shall be entitled to enforce (and entitled to rely on), Section 12.7, Section 12.12(c), this Section 12.13 and Section 12.22.

Section 12.14       References.  In this Agreement:

(a)           References to any gender includes a reference to all other genders;

(b)           References to the singular includes the plural, and vice versa;

(c)           Reference to any Article or Section means an Article or Section of this Agreement;

(d)           Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)           Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)            “for example,” “include” and “including” mean without limitation;

(g)           “or” means and includes “and/or”; and

(h)           Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof, which Definitions section is incorporated herein by reference and made a part hereof.

Section 12.15       Construction.  Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Combined Assets and the Interests as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Combined Assets and the Interests, their value, operation and suitability. Sellers and Purchaser have each had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16       Conspicuousness.  The parties agree that provisions in this Agreement in “bold” and/or “ALL CAPS” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17       Severability.  If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

Section 12.18       Time of Essence.  Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19       Limitation on Damages.  NOTWITHSTANDING ANY OTHER PROVISION CONTAINED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO SUE FOR OR COLLECT FROM THE OTHER PARTY ITS OWN PUNITIVE DAMAGES, OR ITS OWN CONSEQUENTIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE

TRANSACTIONS CONTEMPLATED HEREBY.  THIS SECTION SHALL APPLY REGARDLESS OF FAULT (AS SUCH TERM IS DEFINED IN THIS AGREEMENT).

Section 12.20       Suspended Funds. At Closing, the Purchase Price shall be adjusted for all funds which Sellers or any of their Affiliates is holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the Combined Assets (“Suspended Funds”).  Sellers covenant to deliver to Purchaser, within thirty (30) days after Closing, in Microsoft Excel format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries.  Upon receipt of such information, Purchaser shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties.

Section 12.21       Guaranty.  For good and valuable consideration, and to induce Sellers and the Companies to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Purchaser the punctual and complete payment of all liabilities of Sellers and the Companies under this Agreement and under any document executed and delivered by any Seller or any Company (excluding obligations of Companies under Section 11.4 and excluding any other post-Closing obligations or liabilities of the Companies) in connection with the transactions contemplated hereby (the “Obligations”).  The guaranty set out in this Section 12.21 (the “Parent Guaranty”) shall remain in full force and effect until Sellers and the Companies have fully discharged all of the Obligations. Upon default by Sellers or the Companies of any of the Obligations, Purchaser may proceed directly against Guarantor without proceeding against Sellers or any other Person or pursuing any other remedy.  Purchaser may, without notice to, or consent of, Guarantor, (i) extend or alter, together with Sellers, the time, manner, place or terms of payment of the Obligations, (ii) waive, or, together with Sellers, amend the terms of this Agreement, (iii) release Sellers from any or all of the Obligations, or (iv) release any other guaranty or security for the Obligations, without in any way releasing or discharging Guarantor from liability hereunder.  Guarantor is entitled to all defenses and limits of liability (including rights of set-off or counterclaims) which it, Sellers or the Companies may have with respect to the performance of the Obligations under the terms of this Agreement; and Guarantor’s aggregate maximum liability hereunder shall not exceed the limited liability of Sellers under this Agreement.  Guarantor further waives notice of the acceptance of this Parent Guaranty, presentment, demand, protest, and notices of protest, nonpayment, default or dishonor of the Obligations.  Guarantor represents and warrants that (A) it has the full power and authority to enter into and perform the Parent Guaranty, (B) there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Guarantor’s knowledge, threatened against Guarantor, and Guarantor is not insolvent or generally not paying its debts as they become due, and (C) the execution, delivery and performance by Guarantor of this Guaranty has been duly and validly authorized and approved by all necessary corporate action on the part of Guarantor, and this Parent Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

Section 12.22       No Recourse.  Notwithstanding anything in this Agreement to the contrary, Sellers agree, on behalf of itself and its Affiliates, that (a) none of the Debt Financing Sources shall have any liability to Seller or their Affiliates relating to or arising out of this Agreement or the transactions contemplated by this Agreement, including the financing of the transactions contemplated by this Agreement, whether at law or equity, in contract, in tort or otherwise, and (b) no Seller or any of their Affiliates will have any rights or claims against any Debt Financing Source under this Agreement or any other agreement contemplated by, or entered into in connection with, the transactions contemplated by this Agreement, including any commitments by the Debt Financing Sources in respect of financing the transactions contemplated by this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

SELLERS:

HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

HALCÓN OPERATING CO., INC.

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

HRC OPERATING, LLC

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

HRC ENERGY, LLC

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

COMPANIES:

HALCÓN WILLISTON I, LLC

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

HALCÓN WILLISTON II, LLC

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

SOLELY FOR PURPOSES OF SECTION 12.21:

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson

Name:	Floyd C. Wilson

Title:	Chief Executive Officer and President

PURCHASER:

BRUIN WILLISTON HOLDINGS, LLC

By:	/s/ Daniel R. Revers

Name:	Daniel R. Revers

Title:	President